Exhibit 2.1

ACQUISITION AGREEMENT

by and among

WATCHMARK CORP.

and

ADC TELECOMMUNICATIONS, INC.

October 22, 2004

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

1.1	Capitalized Terms
1.2	Construction

ARTICLE II SALE AND PURCHASE OF ASSETS AND SHARES; LICENSE TO CERTAIN INTELLECTUAL PROPERTY

2.1	Sale and Purchase of Assets and Shares Generally
2.2	Assignments
2.3	Excluded Assets of the Seller Group and Acquired Subsidiaries
2.4	Assumed Liabilities
2.5	Excluded Liabilities
2.6	License to Licensed Intellectual Property Rights

ARTICLE III CLOSING AND PURCHASE PRICE

3.1	Closing
3.2	Consideration; Payment of Consideration
3.3	Closing Date Working Capital Statement
3.4	Adjustment to Consideration
3.5	Allocation of Purchase Price

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1	Organization
4.2	Authority
4.3	Share Ownership
4.4	Conflict
4.5	Financial Statements
4.6	Absence of Changes
4.7	Legal and Other Compliance
4.8	Material Agreements
4.9	Title to Properties, Absence of Liens, Condition of Equipment
4.10	Intellectual Property
4.11	Litigation
4.12	Insurance
4.13	Tax Matters
4.14	Environmental Matters
4.15	Brokers’ and Finders’ Fees
4.16	Employee Matters
4.17	Acquired or Licensed Assets
4.18	Affiliate Transactions
4.19	Customers and Suppliers
4.20	No Implied Representations
4.21	Investment Intent
4.22	Acquired Contracts
4.23	Foreign Corrupt Practices Act
4.24	Product and Service Warranties

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER GROUP

5.1	Organization and Standing
5.2	Authority
5.3	No Conflict
5.4	Capitalization
5.5	Issuance of Common Stock
5.6	Financial Statements
5.7	Legal and Other Compliance
5.8	Financial Capability
5.9	Inspections; Limitation of the Seller’s Warranties
5.10	Investment Intent
5.11	Brokers’ and Finders’ Fees

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Access Pending the Closing
6.2	[Intentionally Omitted]
6.3	Business Audited Financial Statements
6.4	Conduct Prior to Closing
6.5	Confidentiality
6.6	Non-Solicitation
6.7	Non-Competition
6.8	No Shop
6.9	Notification of Certain Matters
6.10	Public Disclosure
6.11	Consents
6.12	Legal Requirements
6.13	Additional Documents and Further Assurances
6.14	Employees and Employee Benefits
6.15	Litigation Matters; Access to Books and Records
6.16	Tax Matters
6.17	Release of Liens
6.18	Balance Sheet Delivery
6.19	Delivery of Source Code
6.20	Transfers by ADC Foreign Subsidiaries
6.21	Transfer of Cash
6.22	Rights to ADC Name
6.23	Intercompany Payables and Receivables
6.24	Accounts Receivable Cooperation
6.25	Transfer of Certain Assets Out of the Acquired Subsidiaries
6.26	Reorganization of ADC (Brazil)

ARTICLE VII CONDITIONS TO THE CLOSING

7.1	Conditions to Obligations of Each Party
7.2	Additional Conditions to the Obligations of Buyer Group
7.3	Additional Conditions to Obligations of Seller
7.4	Acknowledgement of Buyer Litigation

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ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1	Survival of Representations and Warranties
8.2	Indemnification
8.3	Limitation on Indemnification
8.4	Survival of Claims
8.5	Indemnification Procedure
8.6	Resolution of Conflicts
8.7	Third Party Claims
8.8	Tax Matters
8.9	Subrogation
8.10	[Intentionally Omitted]
8.11	Payment by Indemnifying Party
8.12	Exclusive Remedy

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER

9.1	Termination
9.2	Procedure and Effect of Termination
9.3	Amendment
9.4	Extension; Waiver

ARTICLE X GENERAL PROVISIONS

10.1	Notices
10.2	Expenses
10.3	Entire Agreement; Assignment
10.4	Severability
10.5	Other Remedies
10.6	Governing Law
10.7	Specific Performance
10.8	Waiver of Jury Trial
10.9	Counterparts
10.10	No Joint Venture
10.11	Absence of Third Party Beneficiary Rights
10.12	Representation by Counsel

iii

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (the “Agreement”) is made and entered into as of October 22, 2004 by and among WatchMark Corp., a Delaware corporation (“Buyer”) and ADC Telecommunications, Inc., a Minnesota corporation (“Seller”).

Recitals

WHEREAS, Buyer desires to purchase from Seller Group (as defined below) all of the assets exclusively used or exclusively held for use in the Business (as defined below), owned or licensed by Seller Group, and Seller, on behalf of Seller Group, desires to sell or assign to Buyer Group (as defined below), all of such assets.  Subject to the terms and conditions hereinafter set forth, the Buyer Group will purchase and acquire the Business as a going concern from the Seller Group, such purchase and acquisition to include (i) the Transferred Assets (as defined below) and (ii) the Acquired Shares (as defined below) in exchange for cash, stock and the assumption of the Assumed Liabilities (as defined below) (the “Acquisition”).

Agreement

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Capitalized Terms .  The following capitalized terms shall have the meanings set forth below:

(a)                   “Accrued Taxes” is defined in Section 2.5.

(b)                   “Acquired Assets” means all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) owned or controlled by, or licensed by a third party to, the Members, including any such assets acquired by any Member between the date hereof and the Closing Date, that are exclusively used in or exclusively held for use in the Business, except that the Acquired Assets shall not include any Excluded Assets.  Without limiting the generality of the foregoing, the Acquired Assets will include the following (to the extent not included in the Excluded Assets):

(1)            all of the assets and properties of the Seller Group included on the Valuation Date Balance Sheet except those disposed of or converted into cash after the Valuation Date in the Ordinary Course of Business;

(2)            the Tangible Assets, including all tangible personal property and equipment owned or leased by any Acquired Subsidiary;

(3)            the Acquired Intellectual Property Rights and all goodwill of the Business appurtenant thereto and the rights to seek past and future damages with respect thereto;

(4)            the Acquired Technology;

(5)            all rights of the Members under the Acquired Contracts;

(6)            all Technology owned or controlled by or licensed by a third party to any Acquired Subsidiary as of the date hereof and as of the Closing Date;

(7)            all goodwill exclusively associated with the Acquired Assets (including the Acquired Trademarks) or the Business;

(8)            all prepaid rentals, prepaid expenses, claims, deposits, refunds, rights of recovery or setoff, rights of recoupment, franchises, permits, licenses, orders, registrations, certificates and variances that relate exclusively to the Business and were obtained by any Acquired Subsidiary from Governmental Entities or other third parties;

(9)            any other assets, tangible or intangible, or rights of any Member exclusively used or exclusively held for use in the Business, including those assets listed on Schedule 1.1(b)(9);

(10)          to the extent assignable under any Applicable Laws, all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties exclusively related to the Business, including those related to the Acquired Assets (other than any Tax refunds relating to Taxes paid by any Member attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date (the “Pre-Closing Tax Period”)), except that Tax refunds for value added and ad valorem taxes set forth on the Closing Date Working Capital Statement shall be Acquired Assets; and

(11)          all of Seller Group’s customer and supplier lists, advertising materials and marketing plans, drawings, blueprints, and manuals, including materials of Seller Group used in employee and management training in the Business, in each case exclusively used in or exclusively held for use in the Business.

(c)                   “Acquired Contracts” means all Contracts to which any Member is a party that exclusively relate to the Business.

(d)                   “Acquired Domain Rights” means all Domain Rights owned or controlled by or licensed by a third party to the Members that are exclusively used or exclusively held for use in the Business (other than Domain Rights that constitute an Excluded Asset) including the Domain Rights listed or described in Schedule 1.1(d).

(e)                   “Acquired Intellectual Property Rights” means all Intellectual Property Rights owned or controlled by or licensed by a third party to the Members that are exclusively used or exclusively held for use in the Business (other than Intellectual Property Rights that constitute an Excluded Asset) including: (i) Intellectual Property Rights embodied by, or that would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products, the Acquired Technology or the operation of the Business; (ii) the Acquired Registered Intellectual Property Rights, Acquired Trademark Rights and Acquired Domain Rights; and (iii) Intellectual Property Rights and Registered Intellectual Property Rights listed or described in Schedule 1.1(e).

(f)                    “Acquired Registered Intellectual Property Rights” means Registered Intellectual Property Rights owned or controlled by the Members that are exclusively used or exclusively held for use in the Business (other than Registered Intellectual Property Rights that constitute an Excluded Asset) including: (i) Registered Intellectual Property Rights embodied by, or that would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products, the Acquired Technology or the operation of the Business; and (ii) Registered Intellectual Property Rights listed or described in Schedule 4.10(a).

(g)                   “Acquired Shares” means all of the issued and outstanding shares of capital stock and other ownership interests of the Acquired Subsidiaries.

(h)                   “Acquired Subsidiaries” means ADC Software Systems UK, ADC Software Systems (Malaysia) Sdn Bhd and ADC Telecommunicações do Brazil Ltda.

(i)                    “Acquired Subsidiary Charter Documents” is defined in Section 4.1(b).

(j)                    “Acquired Technology” means all Technology owned or controlled by or licensed by a third party to the Members that is exclusively used or exclusively held for use in the Business (other than Technology that constitutes an Excluded Asset), including the Technology constituting the Products.

(k)                   “Acquired Trademark Rights” means all Trademark Rights owned or controlled by or licensed by a third party to the Members that are exclusively used or exclusively held for use in the Business (other than Trademark Rights that constitute an Excluded Asset) including the Trademark Rights listed or described in Schedule 1.1(k).

(l)                    “Acquisition” is defined in the preamble above.

(m)                  “Acquisition Proposal” is defined in Section 6.8.

(n)                   “ADC (Brazil)” means ADC Telecommunicações do Brazil Ltda.

(o)                   “ADC Foreign Subsidiaries” means those entities listed on Schedule 1.1(o).

(p)                   “ADC Foreign Subsidiary Business Employee” means a Business Employee who is employed by a ADC Foreign Subsidiary (including any employee in China who provide services to a ADC Foreign Subsidiary pursuant to a contract with the Beijing Foreign Enterprise Human Resources Service Co. Ltd. (“FESCO”)).

(q)                   “ADC Foreign Subsidiary Plans” is defined in Section 4.16(j).

(r)                    “ADC (UK)” means ADC Software Systems UK.

(s)                   “ADC (USA)” means ADC Telecommunications Sales, Inc.

(t)                    “Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person.  For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

(u)                   “Agreement” is defined in the preamble above, together with all exhibits and schedules hereto.

(v)                   “Allocation” is defined in Section 3.5.

(w)                  “Applicable Law” means all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards, judgments, permits and licenses of or from Governmental Entities, including those relating to the use or regulation of the subject item.

(x)                    “Assumed Liabilities” is defined in Section 2.4(a).

(y)                   “Basket” is defined in Section 8.3.

(z)                    “Brazil Litigation” is defined in Section 6.15(c).

(aa)                 “Business” means:

(i)                                     the development, design, manufacturing, assembling, processing, promotion, distribution, making, using, marketing, selling, offering to sell, or importing, maintenance, upgrading, support, and performance of services related to, the following products:

• Metrica/NPR	• Metrica/GDS
• Metrica/Web	• BO Universe
• Metrica/DBC	• Metrica Performance Manager
• Metrica/APT	• Metrica Service Manager
• Metrica/BIN	• Metrica SLA Manager
• Metrica/PAS	• Metrica Gateways
• Metrica Gateways	• Metrica Technology Packs
• Metrica Technology Layers	• Metrica Service Packs
• Metrica/SLA	• Metrica/DMS
• Chartis	• Metrica/LIS; and

(ii)                                  all improvements, upgrades or modifications to the foregoing products made prior to the Closing Date.

(bb)                 “Business Audited Financial Statements” is defined in Section 6.3.

(cc)                 “Business Balance Sheet” is defined in Section 4.5(a).

(dd)                 “Business Customers” is defined in Section 4.19(a).

(ee)                 “Business Employee” means an individual who is employed by a Member in relation to the Business (except any Excluded Employee (as defined in Section 6.14(j))) and who is listed on Schedule 1.1(ee) such list to be as of the date set forth on Schedule 1.1(ee) and as updated prior to the Closing Date to reflect changes permitted under Article VI of this Agreement.

(ff)                   “Business Financial Statements” is defined in Section 4.5(a).

(gg)                 “Buyer” is defined in the preamble above.

(hh)                 “Buyer Annual Financial Statements” is defined in Section 5.6(a).

(ii)                   “Buyer Balance Sheet” is defined in Section 5.6(a).

(jj)                   “Buyer Favorable Post-Closing Adjustment Amount” is defined in Section 3.4(a).

(kk)                 “Buyer Financial Statements” means the Buyer Annual Financial Statements and the Buyer Interim Financial Statements.

(ll)                   “Buyer Group” means Buyer, WatchMark (IE), WatchMark (UK) and any other member of Buyer Group taking title to Transferred Assets under a Collateral Agreement.

(mm)               “Buyer Group’s Counsel” means Wilson Sonsini Goodrich & Rosati, P.C.

(nn)                 “Buyer Interim Financial Statements” is defined in Section 5.6(a).

(oo)                 “Buyer Material Adverse Effect” means any event or condition of any character (including any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with such other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, financial condition, properties or results of operations of the Buyer, taken together as a whole; provided, however, that none of the following shall be deemed to constitute a Buyer Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that arises from changes in general business or economic conditions that do not have a disproportionate effect on the Buyer’s business; (ii) any change, event, violation, inaccuracy, circumstance or effect that arises from changes in conditions generally affecting the industry in which the Buyer operates its business (other than any change, event, violation, inaccuracy, circumstance or effect resulting from any action or inaction taken by or on behalf of the Buyer); or (iii) any change, event, violation, inaccuracy, circumstance or effect that arises from the announcement of or the consummation of the transactions contemplated hereby.

(pp)                 “Buyer/Stockholder Litigation” is defined in Section 7.4.

(qq)                 “Cap” is defined in Section 8.3(a).

(rr)                   “Cash Consideration” means $35,000,000.

(ss)                 “Chemical Substance” means any chemical substance that is identified or regulated under any Environmental Law, including, but not limited to, any: (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by product, slag or construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste; (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluorocarbons; and (vii) any other similarly regulated substance, material or waste.

(tt)                   “Closing” is defined in Section 3.1.

(uu)                 “Closing Date” is defined in Section 3.1.

(vv)                 “Closing Date Working Capital Amount” shall be the current assets of the Business minus the current liabilities of the Business as of the date immediately prior to the Closing Date and calculated in accordance with GAAP consistently applied, subject to Adjustment #1, Adjustment #2, Adjustment #3 and Adjustment #4 set forth on Schedule 1.1(mmm).

(ww)               “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(xx)                  “Code” means the United States Internal Revenue Code of 1986, as amended.

(yy)                 “Collateral Agreements” is defined in Section 2.2.

(zz)                  “Common Stock” means the common stock of the Buyer, par value $0.01 per share.

(aaa)               “Confidential Information” is defined in Section 1.1(eeeeee)(iv).

(bbb)              “Conflict” means any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.

(ccc)               “Continuing Employees” means Foreign Subsidiary Transferred Employees and each Business Employee of the Acquired Subsidiaries as of the Closing Date.

(ddd)              “Contract” means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, including any amendment or modifications made thereto.

(eee)               “Consent Effort Period” is defined in Section 6.11.

(fff)                 “Derivative Work” shall have the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et seq., as amended.

(ggg)              “Environment” means real property and any improvements thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.

(hhh)              “Environmental Laws” means any Applicable Law, regulation or legal requirement relating to pollution or protection or cleanup of the Environment, including (i) all laws, regulations, codes of practice and other similar controls issued by any Governmental Entity; and (ii) any other law or legal requirement, as now in effect, relating to (A) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (B) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (C) exposure of persons, including employees, to any Chemical Substance; or (D) the physical structure, use or condition of a building, facility, fixture or other structure, including those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance.

(iii)                  “Environmental Liabilities or Costs” means all losses incurred: (i) that are required by a Governmental Entity or third party in order to comply with any Environmental Law or Environmental Permit; (ii) that are required by a Governmental Entity or third party as a result of a Release of any Chemical

Substance; or (iii) that are required by a Governmental Entity or third party as a result of any environmental conditions present at, created by or arising out of the past or present operations of any Member through the Closing Date.

(jjj)                  “Environmental Permit” means any permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

(kkk)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(lll)                  “ERISA Affiliate” means each other person or entity under common control with any Member within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

(mmm)            “Estimated Working Capital Amount” shall be the current assets of the Business minus the current liabilities of the Business as of August 27, 2004 and as calculated in the manner set forth on Schedule 1.1(mmm).

(nnn)              “EU Group Relief Refund Claims” means potential refund claims to be filed with the U.K. government by ADC (UK) for certain taxable periods ending on or before October 31, 2002, which claims reflect application of “U.K. group relief” principles to ADC (UK) and various European Union (“EU”) Affiliates of ADC (UK) whereby operating losses of its EU affiliates would reduce or eliminate the U.K. Tax liability of ADC (UK) for such Tax periods, resulting in Tax refunds from the U.K. government for such taxable periods.

(ooo)              “Excluded Assets” is defined in Section 2.3.

(ppp)              “Excluded Liabilities” is defined in Section 2.5.

(qqq)              “Excluded Tax Liabilities” is defined in Section 2.5.

(rrr)                 “Extremely Hazardous Substance” is defined in Section 302 of the United States Emergency Planning and Community Right to Know Act of 1986, as amended.

(sss)               “Final Closing Date Working Capital Amount” is defined in Section 3.2(a).

(ttt)                 [Intentionally Omitted]

(uuu)              “Final Determination” means (i) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by the party responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Tax authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

(vvv)              “Firm” is defined in Section 3.3(b).

(www)            “Foreign Plan” or “Foreign Plans” is defined in Section 4.16(g).

(xxx)                “Foreign Business Employee” means a Business Employee who is not a U.S. Domestic Business Employee.

(yyy)              “Foreign Employee Transfer Regulations” means the Acquired Rights EU Directive on the Transfer of Undertakings, as amended, including Directive 77/187/EEC, 1998/50/EC and 2001/23/EC (each as amended) or the legislation or regulations of any EU Member State implementing such Acquired Rights Directive and/or any other Applicable Law, legislation or regulation in any jurisdiction worldwide concerning the transfer of employees applicable in the context of the transfer of the Business Employees to Buyer Group or its Affiliates, including in Ireland the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 (Statutory Instrument No. 131 of 2003).

(zzz)                “Foreign Subsidiary Transferred Employee” is defined in Section 6.14(b).

(aaaa)             “GAAP” means U.S. generally accepted accounting principles.

(bbbb)            “General Assignment” is defined in Section 2.2.

(cccc)             “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

(dddd)            “Indemnified Party” is defined in Section 8.2(a).

(eeee)             “Indemnifying Party” is defined in Section 8.3(a).

(ffff)                “Infringement” is defined in Section 4.10(h).

(gggg)            “Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including, without limitation: (i) rights in, arising out of, or associated with Works of Authorship, including rights in software, maskworks, and databases and rights granted under the United States Copyright Act or any other copyright statute in any jurisdiction (“Copyrights”); (ii) rights in, arising out of, or associated with Inventions, including rights granted under the United States Patent Act or any other statute in any jurisdiction (“Patent Rights”); (iii) rights in, arising out of, or associated with Trademarks (whether registered or unregistered), including rights granted under the Lanham Act or any other statute in any jurisdiction (“Trademark Rights”); (iv) rights in, arising out of, or associated with Confidential Information, including rights in trade secrets as defined by the Uniform Trade Secrets Act (“Trade Secret Rights”); (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity and rights granted under any data protection statute in any jurisdiction (“Personality Rights”); (vi) rights of attribution and integrity and other moral rights of an author (“Moral Rights”); and (vii) rights in, arising out of, or associated with domain names (“Domain Rights”).

(hhhh)            “Inventions” is defined in Section 1.1(eeeeee)(ii).

(iiii)                 “IRS” means the U.S. Internal Revenue Service.

(jjjj)                 “Knowledge” or “Knowledge of the Seller” means, with respect to the Seller, the actual knowledge of JoAnne Anderson, Gokul Hemmady and David Heaps.

(kkkk)             “Liability” means any liability or obligation of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

(llll)                 “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned or controlled by a Member as of the Closing Date used in, or necessary for, the operation of the Business in the manner conducted on or prior to the Closing Date (other than the Acquired Intellectual Property Rights and Intellectual Property Rights that are expressly set forth as an Excluded Asset) that as of the Closing Date are embodied by, or that would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products, the Acquired Technology or the operation of the Business.

(mmmm)         “Licensed Technology” means all Technology owned or controlled by a Member as of the Closing Date used in, or necessary for, the operation of Business in the manner conducted on or prior to the Closing Date (other than the Acquired Technology and Technology that constitutes an Excluded Asset), including the Technology constituting the Products.

(nnnn)            “Lien” means any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(oooo)            “Local Transfer Agreements” are defined in Section 6.20.

(pppp)            “Loss” and “Losses” shall have the meanings set forth in Section 8.2(a).

(qqqq)            “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with such other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, financial condition, properties or results of operations of the Business, taken together as a whole; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that arises from changes in general business or economic conditions that do not have a disproportionate effect on the Business; (ii) any change, event, violation, inaccuracy, circumstance or effect that arises from changes in conditions generally affecting the industry in which the Seller Group operates the Business (other than any change, event, violation, inaccuracy, circumstance or effect resulting from any action or inaction taken by or on behalf of the Seller Group); (iii) any change, event, violation, inaccuracy, circumstance or effect arising from any action or inaction required of any Member by Section 6.4; (iv) any change, event, violation, inaccuracy, circumstance or effect resulting from any breach by Buyer Group of any provision of this Agreement; (v) any change, event, violation, inaccuracy, circumstance or effect that arises from the announcement of or the consummation of the transactions contemplated hereby; (vi) any change, event, violation, inaccuracy, circumstance or effect resulting from Buyer’s contact with customers pursuant to Section 6.4 or otherwise, or (vii) any change, event, violation, inaccuracy, circumstance or effect arising from the departure of David Heaps or other key employees of the Business.

(rrrr)                “Material Agreement” is defined in Section 4.8.

(ssss)             “Member” and “Members” means respectively, each member of the Seller Group and the Acquired Subsidiaries, individually and in the aggregate.

(tttt)                “Nonbusiness Assets” is defined in Section 6.25.

(uuuu)            “Nondisclosure Agreement” is defined in Section 6.5.

(vvvv)            “Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

(wwww)         “Officer’s Certificate” is defined in Section 8.5.

(xxxx)               “Open Source Material” is defined in Section 4.10(p).

(yyyy)            “Ordinary Course of Business” means the ordinary course of business, consistent with past practice (including with respect to quantity and frequency).

(zzzz)               “Permitted Liens” means: (i) Liens with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old-age pensions, national insurance contributions, or other social security obligations; (iii) interests or title of a lessor under any lease permitted by this Agreement; (iv) Liens of mechanics, materialmen, or contractors or any similar Lien or restriction for amounts not yet due and payable; and (v) easements, rights-of-way, restrictions, and other similar charges and Liens not interfering with the ordinary conduct of the Business or materially detracting from the value of the Acquired Assets.

(aaaaa)           “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

(bbbbb)          “Post-Closing Tax Period” is defined in Section 4.6(k).

(ccccc)           “Pre-Closing Tax Period” is defined in Section 1.1(b)(10).

(ddddd)          “Products” means any products or services included in the Business.

(eeeee)           “Property Taxes” is defined in Section 6.16(a)(iii)(1).

(fffff)               “PTO” means the U.S. Patent and Trademark Office.

(ggggg)          “Purchase Price” means the sum of (i) the Cash Consideration and (ii) the Share Consideration.

(hhhhh)          “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

(iiiii)                “Registration Rights Agreement” is defined in Section 7.2(k).

(jjjjj)                “Release” means any actual or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Chemical Substance or Extremely Hazardous Substance into the Environment that would cause an Environmental

Liability or Costs (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

(kkkkk)           “Seller” is defined in the preamble above.

(lllll)                “Seller Disclosure Letter” is defined in the preamble to Article IV.

(mmmmm)      “Seller Disclosure Letter Change” is defined in Section 6.9(a).

(nnnnn)          “Seller Favorable Post-Closing Adjustment Amount” is defined in Section 3.4(b).

(ooooo)          “Seller Group” means, collectively, ADC, ADC (USA) and the ADC Foreign Subsidiaries.

(ppppp)          “Seller Group’s Counsel” means Oppenheimer Wolff & Donnelly LLP.

(qqqqq)          “Seller Intellectual Property Rights” is defined in Section 4.10(b).

(rrrrr)               “Seller Technology” is defined in Section 4.10(b).

(sssss)           “Share Consideration” means the number of shares of Common Stock of the Buyer determined by dividing (i) $4,030,000 by (ii) $1.25, or 3,224,000 shares of Common Stock of the Buyer.

(ttttt)               “Software” means computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), development tools, design tools and user interfaces, in any form or format, however fixed.  Software shall include Source Code listings, file listings, functionality descriptions and documentation.

(uuuuu)          “Source Code” means computer software and code, in form other than Object Code form, including related programmer comments and annotations, help text, data and data structures, related instructions and procedures, object-oriented and other code, which may be printed out or displayed in human readable form.

(vvvvv)          “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

(wwwww)      “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

(xxxxx)             “Survival Date” is defined in Section 8.1.

(yyyyy)          “Tangible Assets” means the tangible assets owned, licensed or leased by the Members wherever located that are exclusively used or exclusively held for use in the Business.  For the avoidance of doubt, Technology and Products do not constitute Tangible Assets.

(zzzzz)             “Tax” or “Taxes” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments, tariffs, charges, contributions, deductions and other governmental charges, duties, impositions and liabilities of any kind whatsoever, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, stamp duty, stamp duty reserve tax, stamp duty land tax, national insurance contributions and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 1.1(zzzzz) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group tax relief or similar arrangement within a jurisdiction) and (iii) any liability for the payment directly to a Governmental Entity or any agent of such Governmental Entity (including a withholding agent) of any amounts of the type described in clause (i) or (ii) of this Section 1.1(zzzzz) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(aaaaaa)         “Tax Claim” is defined in Section 6.16(b)(i).

(bbbbbb)       “Tax Indemnified Party” is defined in Section 6.16(b)(i).

(cccccc)         “Tax Indemnifying Party” is defined in Section 6.16(b)(i).

(dddddd)       “Tax Return” means any federal, state, local or foreign return, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(eeeeee)         “Technology” means all technology and intellectual property regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, Software, compilations, databases, Derivative Works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

(ffffff)             “Third Party Technology” means any Technology or Intellectual Property Rights of a third party or in the public domain, including open source, public source or freeware Technology or any modification or Derivative Work thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license that was used in, incorporated into, integrated or bundled with any Technology or Intellectual Property Rights that is used or otherwise exploited or has been (or is necessary to be), used or otherwise exploited in connection with the Business as conducted as of the Closing Date other than Technology or Intellectual Property Rights relating to commercial off-the-shelf software.

(gggggg)       “Third Party Technology Contracts” means all of the Contracts, listed on Schedule 1.1(gggggg), pursuant to which any Member acquired access or rights to any Third Party Technology used in the Business.

(hhhhhh)       “Trademarks” is defined in Section 1.1(eeeeee)(iii).

(iiiiii)               “Transfer Taxes” means all sales, use, transfer, recordation, documentary, stamp, stamp duty, stamp duty reserve tax, stamp duty land tax or similar taxes, fees or charges arising from the transactions contemplated by this Agreement.

(jjjjjj)               “Transferred Assets” means those Acquired Assets held by the members of the Seller Group.

(kkkkkk)         “Transition Services Agreement” is defined in Section 7.2(j).

(llllll)               “U.K. Group Relief Allocation” means the utilization by the Members (or any of their Affiliates) of certain “group relief” allocation provisions available under the Applicable Law of the United Kingdom with respect to U.K. Tax Returns to be filed for ADC (UK) for its taxable years ended October 31, 2002, October 31, 2003 and October 31, 2004, pursuant to which a portion of surrenderable amounts of ADC (UK) incurred in such years may be allocated to and utilized by Affiliates of ADC (UK).

(mmmmmm)   “Unassignable Contract” is defined in Section 6.11.

(nnnnnn)       “U.S. Domestic Business Employee” means a Business Employee who is employed by ADC (USA).

(oooooo)       “U.S. Domestic Plan” or “U.S. Domestic Plans” is defined in Section 4.16(b).

(pppppp)       “Valuation Date” means August 27, 2004.

(qqqqqq)       “Valuation Date Balance Sheet” means the unaudited balance sheet of the Business as of the Valuation Date attached as Schedule 1.1(qqqqqq).

(rrrrrr)             “WARN” is defined in Section 4.16(n).

(ssssss)         “Works of Authorship” is defined in Section 1.1(eeeeee)(i).

(tttttt)             “$” or “dollars” shall mean U.S. dollars.

1.2           Construction.

(a)                   For purposes of this Agreement, whenever the context requires, (i) the singular number will include the plural, and vice versa; (ii) the masculine gender will include the feminine and neuter genders; (iii) the feminine gender will include the masculine and neuter genders; and (iv) the neuter gender will include the masculine and feminine genders.

(b)                   As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(c)                   Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(d)                   The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS AND SHARES;
LICENSE TO CERTAIN INTELLECTUAL PROPERTY

2.1           Sale and Purchase of Assets and Shares Generally.  On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller agrees to, and to cause its Affiliates to, sell, assign, transfer, convey and deliver (in case of ADC (UK), with full title guarantee): (i) to Buyer or such of its Affiliates as Buyer shall direct, the Acquired Shares, and (ii) to Buyer and such of its Affiliates as Buyer shall direct, the Transferred Assets, each free and clear of any and all Liens, other than Permitted Liens, and for the consideration specified below in Section 3.2.

2.2           Assignments.  Without limiting the foregoing, at the Closing, the Seller shall deliver to Buyer Group, duly executed by such members of the Seller Group as shall be appropriate to consummate the Acquisition as contemplated herein: (a) an Assignment and Bill of Sale and Assumption Agreement (the “General Assignment”); (b) assignments of the Acquired Intellectual Property Rights in forms reasonably acceptable to Buyer Group and Seller and, with respect to Acquired Registered Intellectual Property Rights, otherwise suitable for filing in all relevant jurisdictions and the PTO and foreign patent and trademark offices; (c) share transfer forms, accompanied by share certificates representing the Acquired Shares (or, where necessary, an indemnity for lost share certificates), duly executed and endorsed for transfer to the Buyer; and (d) subject to Section 2.5, such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer Group’s Counsel and Seller Group’s Counsel, as shall be effective to vest in Buyer Group good and valid title in and to the Transferred Assets and the Acquired Shares, free and clear of any Liens, other than Permitted Liens and, with respect to the Acquired Shares, normal restrictions on transfer under applicable securities laws (the General Assignment and the other instruments referred to in clauses (a), (b), (c) and (d) being collectively referred to herein as the “Collateral Agreements”).

2.3           Excluded Assets of the Seller Group and Acquired Subsidiaries.  It is hereby acknowledged and agreed that, aside from the Acquired Assets and the Acquired Shares, the Seller Group is not selling, transferring or assigning to the Buyer Group, and the Buyer Group is not purchasing or acquiring from the Seller Group or the Acquired Subsidiaries, any assets not included in the Acquired Assets, including:

(a)           any and all Intellectual Property Rights owned by Seller or any of its Affiliates (other than the Acquired Intellectual Property Rights);

(b)           the Members’ rights in and to claims or causes of action against third parties (including, without limitation, for indemnification) to the extent they relate to the Excluded Liabilities or to the extent they relate to, or are made under or pursuant to, other Excluded Assets;

(c)           the Seller’s rights under this Agreement;

(d)           all contracts of insurance, all coverages and proceeds thereunder and rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent that they relate to such insurance policies;

(e)           rights arising from prepaid expenses, if any, to the extent they relate to Excluded Liabilities or other Excluded Assets;

(f)            Tax refunds relating to Taxes paid by any Member attributable to any Pre-Closing Tax period (other than Tax refunds in respect of value added or ad valorem taxes set forth on the Closing Date  Net Working Capital Statement);

(g)           permits issued by a Governmental Entity to a Member that are not legally transferable; and

(h)           all of either the Seller Group’s or the Acquired Subsidiaries’ right, title and interest to the assets listed on Schedule 2.3.

All of the items referred to or described in this Section 2.3 are referred to herein as the “Excluded Assets.”  The Buyer Group expressly acknowledges that, notwithstanding its purchase of the Acquired Shares and, except as provided in the Transition Services Agreement, it is not acquiring any rights to the “ADC” name or any derivatives thereof.

2.4           Assumed Liabilities.

(a)           On the Closing Date, the Buyer Group shall assume and agree to pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof and the provisions of Section 2.5, the following Liabilities (all such Liabilities, the “Assumed Liabilities”):

(i)    any and all Liabilities exclusively related to the Acquired Assets;

(ii)   any and all Liabilities exclusively related to the conduct of the Business on or prior to the Closing Date;

(iii)  all Liabilities of the Buyer Group or any of its Affiliates arising under the Agreement;

(iv)  all Liabilities arising from the conduct of the Business by the Buyer Group after the Closing Date; and

(v)   any other Liabilities set forth on Schedule 2.4.

Notwithstanding the foregoing, the Excluded Liabilities expressly set forth in Section 2.5(i) through (ix) shall not be Assumed Liabilities.

(b)           In addition, each of the Acquired Subsidiaries will, after the Closing Date, remain subject to all Liabilities they may have on the Closing Date, except to the extent related to the Excluded Assets or as provided in Section 2.5 (as between Seller and Buyer).

The Assumed Liabilities shall be the only obligations of the Members to be assumed by Buyer Group.  All Liabilities of the Members not so assumed shall be Excluded Liabilities.

Notwithstanding anything to the contrary in this Agreement, (i) the assumption by Buyer Group of the Assumed Liabilities shall in no way relieve the Seller of any duty under Article VIII hereof to indemnify any Indemnified Party for any Loss arising from a breach of any representation, warranty or covenant of

Seller contained in this Agreement or any instrument or certificate delivered pursuant hereto and (ii) Assumed Liabilities shall not include Excluded Tax Liabilities.

2.5           Excluded Liabilities.  Except for the Assumed Liabilities specifically set forth in Section 2.4 above, Buyer Group shall not assume or otherwise become responsible for, and the Assumed Liabilities expressly exclude, any Liability of any Member (the “Excluded Liabilities”).  Without limiting the foregoing, the term “Excluded Liabilities” shall include all Liabilities arising from or related to: (i) those Liabilities specifically set forth on Schedule 2.5; (ii) any Liabilities associated with the Excluded Assets; (iii) the U.S. Domestic Plans set forth on Schedule 2.5; (iv) the employment or termination, prior to the Closing Date, of any Foreign Subsidiary Transferred Employee (subject to Buyer Group’s satisfaction of its obligations under Section 6.14); (v) the Foreign Plans listed on Schedule 4.16(i); (vi) the ADC Foreign Subsidiary Plans set forth on Schedule 2.5; (vii) any liability (a) for Taxes of Seller or any of its Subsidiaries (other than the Acquired Subsidiaries) attributable to any taxable period (or portion thereof), (b) for Taxes of the Acquired Subsidiaries or relating to the Transferred Assets or the Business attributable to the Pre-Closing Tax Period (including Taxes allocable under Section 6.16(a)(iii) to the Pre-Closing Tax Period) except for any liability for unpaid Taxes accrued or reserved on the Closing Date Working Capital Statement (“Accrued Taxes”), (c) for Taxes of any other person that are imposed on the Acquired Subsidiaries as a result of Treasury Regulation §1.1502-6(a) (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief or similar arrangement within any jurisdiction), as a transferee or successor, by contract or otherwise, (d) for Taxes resulting from any of the Acquired Subsidiaries ceasing for Tax purposes to be a member of any group or associated with any other company, and (e) for Taxes imposed on Buyer or its affiliates (including the Acquired Subsidiaries after the Closing) as a result of any breach by members of the Seller Group or the Acquired Subsidiaries of any representation or covenant relating to Taxes under this Agreement (such amounts referred to in Subsections (a) through (e) hereof, the “Excluded Tax Liabilities”); (viii) any and all fees and expenses incurred by any Member in connection with this Agreement and the transactions contemplated hereby; (ix) Liabilities imposed by or incurred directly as a result of any violation of any Environmental Law to the extent relating to (a) the occupancy, operation, use or control of any real property owned or leased by any Member on or prior to the Closing Date, or (b) the operation of the Business on or prior to the Closing Date; and (x) the operations of ADC (Brazil) prior to the Closing Date not exclusively related to the Business, including, without limitation, all Liabilities associated with the Brazil Litigation.

2.6           License to Licensed Intellectual Property Rights.  Seller Group hereby grants, to Buyer Group, a royalty-free, fully-paid, world-wide, non-exclusive license, effective as of the Closing and subject to the Closing under the terms and conditions set forth herein, under the Licensed Intellectual Property Rights to exercise, use, and exploit (including the right under Copyrights to copy, create Derivative Works from, distribute, publicly perform, and display and transmit, and under Patent Rights to make, have made, use, sell, offer for sale and import) the Licensed Technology in the Business as of and after the Closing.  The license granted in this Section 2.6 shall become perpetual, irrevocable, and non-terminable upon the successful Closing under the terms and conditions set forth herein.  The license granted in this Section 2.6 does not include the right to grant sub-licenses except to any subsidiary of the Buyer.  The license granted in this Section 2.6 may not be assigned or otherwise transferred without the written consent of Seller (such consent not to be unreasonably withheld or delayed).  The preceding sentence notwithstanding, the Buyer Group may assign the license granted in this Section 2.6 in conjunction with the sale or transfer of substantially all of the assets associated with the Business.

ARTICLE III

CLOSING AND PURCHASE PRICE

3.1           Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the “Closing”) will take place at the offices of Buyer Group’s Counsel located at 701 Fifth Avenue, Suite 5100, Seattle, Washington, commencing at 10:00 a.m., local time, two (2) business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article VII hereof, or on such other date as the parties may mutually determine (the “Closing Date”).

3.2           Consideration; Payment of Consideration.

(a)           The total consideration to be paid by Buyer for the Business, the Acquired Assets and the Acquired Shares shall equal the sum of: (i) the Cash Consideration (minus the absolute value of the Estimated Working Capital Amount), plus (ii) the Share Consideration, plus (iii) the assumption of the Assumed Liabilities, plus or minus, as the case may be (iv) any final adjustment made pursuant to Sections 3.3 and 3.4 hereof based upon the Final Closing Date Working Capital Amount.  “Final Closing Date Working Capital Amount” means the Closing Date Working Capital Amount of the Business shown on the Closing Date Working Capital Statement, as finally determined pursuant to Section 3.3.

(b)           At the Closing, Buyer shall deliver to Seller (a) the Cash Consideration (less the absolute value of the Estimated Working Capital Amount) which shall be payable to Seller by wire transfer of immediately available funds in accordance with written instructions delivered by Seller to Buyer at least two (2) business days prior to the Closing and (b) a stock certificate registered in Seller’s name representing the number of shares of Common Stock of Buyer equal to the Share Consideration.

3.3           Closing Date Working Capital Statement.

(a)           Not later than forty-five (45) days after the Closing Date, Seller will prepare and deliver to Buyer a statement of the Closing Date Working Capital Amount as of the close of business on the day prior to the Closing Date (the “Closing Date Working Capital Statement”), prepared in accordance with GAAP consistently applied, provided, however, notwithstanding GAAP to the contrary,  (i) the amounts set forth opposite Adjustment #1, Adjustment #2 and Adjustment #3 on Schedule 1.1(mmm) shall not change and (ii) all payments made to Borland UK (Limited) in connection with the agreement identified in Schedule 4.6(e)(1) shall be capitalized as a current asset (reflecting any applicable amortization).  Seller agrees to provide Buyer and Buyers’ accountants, at no cost to Buyer, access to the books and records of Seller to the extent reasonably requested by Buyer for purposes of reviewing the Closing Date Working Capital Statement and will cause appropriate personnel of Seller to provide reasonable assistance to Buyer and its representatives, at no cost to Buyer, in connection with their review of the Closing Date Working Capital Statement.

(b)           Unless Buyer notifies Seller in writing that Buyer disagrees with any aspect of the Closing Date Working Capital Statement (such notice to include Buyer’s objections and reasonably detailed proposed revisions to said statement and in reasonable detail the basis therefor along with any relevant supporting data), within thirty (30) days after receipt thereof, the Closing Date Working Capital Statement shall be conclusive and binding on Buyer and Seller.  If Buyer so notifies Seller in writing within such thirty (30) day period, then Seller and Buyer shall attempt to resolve their differences with respect thereto within fifteen (15) days after Seller’s receipt of Buyer’s written notice of disagreement.  If Buyer and Seller resolve their differences with respect to the Closing Date Working Capital Statement within such fifteen (15) day period, then the Closing Date Working Capital Statement, with such modifications necessary to reflect such agreement of Buyer and Seller, shall be conclusive and binding on Seller and Buyer.  Any disputes not resolved by Seller and Buyer within such fifteen (15) day period regarding the Closing Date Working Capital Statement will be resolved by a nationally recognized independent accounting firm (i.e., “Big 4”) jointly retained by Seller and Buyer (the “Firm”).  The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Closing Date Working Capital Statement and the Final Closing Date Working Capital Amount as reflect such determination, and the same shall be conclusive and binding upon the parties.  The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Closing Date Working Capital Statement, in the case of Seller, or in the notice described in the first sentence of this paragraph, in the case of Buyer.  The fees and expenses of the Firm shall be shared equally by Seller and Buyer.  The Firm shall be instructed to render its decision in accordance with the terms hereof.

(c)           Not later than thirty (30) days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties).  The Firm shall render its decision resolving the dispute within thirty (30) days after submission of the reply briefs.  If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date.  The procedures of this Section 3.3 are exclusive and the decision rendered pursuant to this Section 3.3 may be filed as a judgment in any court of competent jurisdiction.  Either party may seek specific enforcement or take other necessary legal action to enforce any determination made by the Firm under this Section 3.3.  The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or on the part of the Firm.

3.4           Adjustment to Consideration.

(a)           If the Estimated Working Capital Amount exceeds the Final Closing Date Working Capital Amount (such difference, a “Buyer Favorable Post-Closing Adjustment Amount”), Seller shall tender to Buyer, within ten (10) days after such final determination, an amount equal to such Buyer Favorable Post-Closing Adjustment Amount as follows:

(i) with respect to a Post-Closing Adjustment Amount that is less than or equal to $1,300,000, such Post-Closing Adjustment Amount shall be satisfied by Seller tendering to the Buyer (i) an amount of cash equal to 59.4% of such Post-Closing Adjustment Amount and (ii) such number of shares (calculated on the basis of a per share price equal to $1.25) of Common Stock of Buyer as shall have a value equal to 40.6% of such Post-Closing Adjustment Amount.

(ii) with respect to a Post-Closing Adjustment Amount that exceeds $1,300,000, such Post-Closing Adjustment Amount shall be satisfied (i) with respect to the first $1,300,000, by Seller tendering such amounts as are determined pursuant to Section 3.4(a) above; and (ii) for all amounts in excess of such $1,300,000, by Seller tendering to Buyer an amount of cash equal to such excess amount.

(b)           If the Final Closing Date Working Capital Amount exceeds the Estimated Working Capital Amount (such difference, a “Seller Favorable Post-Closing Adjustment Amount”), Buyer shall deliver to Seller, within ten (10) days after such final determination, a certificate registered in the name of the Seller representing such number of shares (calculated on the basis of a per share price equal to $1.25) of Common Stock of Buyer as shall have a value equal to such Seller Favorable Post-Closing Adjustment Amount.

3.5           Allocation of Purchase Price.  Within ninety (90) days after the Closing, Buyer shall submit to Seller in writing an allocation of the Purchase Price (and the Assumed Liabilities to the extent properly taken into account) among the Acquired Shares and the Transferred Assets and the non-competition covenant described in Section 6.7 (the “Allocation”), which shall be prepared in accordance with the provisions of Section 1060 of the Code and the regulations thereunder.  Seller shall be deemed to have accepted the Allocation, and it shall be deemed final, unless Seller provides written notice of disagreement to Buyer within thirty (30) days of receipt of the Allocation (the “Disagreement Notice”).  If Seller provides a Disagreement Notice, the parties shall negotiate in good faith to resolve the differences within thirty (30) days of Buyer’s receipt of the Disagreement Notice.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to Buyer Group, subject to the specific exceptions disclosed in the disclosure letter and schedules thereto delivered by Seller to Buyer Group, and dated as of the date hereof (the “Seller Disclosure Letter”), on the date hereof, and as of the Closing as though made at the Closing (subject, however, to the provisions of Section 6.9), as follows below.  Each item disclosed in the Seller Disclosure Letter shall constitute an exception to the representations and warranties given and shall be deemed to be disclosed with respect to each section of the Seller Disclosure Letter (i) that is specifically identified (by cross reference or otherwise) in the Seller Disclosure Letter as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the Seller Disclosure Letter, so long as such item is fairly described with reasonable particularity and detail.

If the disclosure provided by the Seller in the Seller Disclosure Letter is in greater detail than is required by the particular representation and warranty of the Seller: (i) such disclosure is not an admission by the Seller that the disclosed information is material; and (ii) no representation or warranty is made with respect to information contained in the Seller Disclosure Letter to the extent such information is not required to be disclosed, including, without limitation, because it is clearly below specific dollar thresholds specified in the representations and warranties contained in the Agreement.  Furthermore, a threshold of materiality being provided by the Seller on a particular section of the Seller Disclosure Letter is not intended to be an indication of the threshold of materiality for any other section of the Seller Disclosure Letter.  Nothing in the Seller Disclosure Letter constitutes an admission of any liability or obligation of the Seller to any third party or an admission against the Seller Group’s interest.  Terms defined in the Agreement are used with the same meaning in the Seller Disclosure Letter.

4.1           Organization.

(a)           The Seller and each of the Acquired Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.  Each of the Acquired Subsidiaries and each Member that is transferring Transferred Assets hereunder has the power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted.  Each of the Acquired Subsidiaries and each Member that is transferring Transferred Assets hereunder is duly qualified or licensed to do business, to perform its obligations under all Contracts by which it is bound and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           The Seller has made available to Buyer Group true and correct copies of each Acquired Subsidiary’s Certificate of Incorporation and Bylaws (or other applicable charter documents), each as amended through the date hereof (the “Acquired Subsidiary Charter Documents”), and each such instrument is in full force and effect.  No Acquired Subsidiary is in violation of any of the provisions of its applicable Acquired Subsidiary Charter Documents.  There are no proposed amendments to the Acquired Subsidiary Charter Documents.  The Acquired Subsidiary Charter Documents contain full details of the rights and restrictions attached to the share capital of each Acquired Subsidiary.

(c)           Schedule 4.1(c) lists the directors and officers of the Acquired Subsidiaries as of the date hereof.

(d)           Schedule 4.1(d) lists every state or foreign jurisdiction in which any Acquired Subsidiary is duly qualified or licensed to do business.

(e)           Except as listed in Schedule 4.1(e), no Acquired Subsidiary has Subsidiaries and no Acquired Subsidiary has ever otherwise owned any shares of capital stock or any interest in, or had the power to direct the business and policies of, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

4.2           Authority.  The Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements required to be executed by it and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Members, and, no further action is required on the part of any Member or their respective stockholders to approve this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby.  This Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby have been approved by the Board of Directors of the Seller.  This Agreement and the Collateral Agreements have been duly executed and delivered by each Member executing and delivering the same and each constitutes a valid and binding obligation of the Member executing the same, enforceable against such Member in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3           Share Ownership.

(a)           The authorized and outstanding capital stock or issued share capital of each Acquired Subsidiary is as set forth on Schedule 4.3.  Except as set forth on Schedule 4.3, Seller is, and immediately prior to the Closing will be, the legal and beneficial owner and holder of all of the issued share capital or issued and outstanding capital stock of each Acquired Subsidiary, free and clear of all Liens, stock appreciation rights, voting trusts, proxies, options, warrants, calls, commitments, conversion privileges and other rights, arrangements or restrictions of any kind (other than normal restrictions on transfer under applicable federal and state securities laws).  There are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire any equity securities of any Acquired Subsidiary.

(b)           The Acquired Shares have been duly authorized and were validly issued, are fully paid and, where applicable, nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute or otherwise, the Certificate of Incorporation or Bylaws of the issuer thereof, or any agreement or document to which such issue is a party or by which it is bound.  There is no liability for dividends accrued but unpaid with respect to the issuer’s outstanding securities.

(c)           The register of members, register of directors, register of secretaries, register of directors’ interests and register of charges of ADC (UK) contain accurate records of the members of ADC (UK).  All returns, particulars, resolutions and other documents required to be delivered by ADC (UK) to the Registrar of Companies have been duly delivered and no fines or penalties are outstanding.

(d)           ADC (UK) has not received any notice of any application nor is the Seller aware of any intended application for the rectification of ADC (UK’s) register of members.

(e)           ADC (UK) has not provided any financial assistance as defined in section 152(1) of the Companies Act 1985 directly or indirectly for the purpose of acquiring its own shares of those of any of its holding companies reducing or discharging any liability so incurred.

4.4           Conflict.

(a)           Except as set forth on Schedule 4.4(a), the execution and delivery of this Agreement and the Collateral Agreements by the Seller and the other Members, as the case may be, and the performance by the Seller and each other Member of such Member’s obligations under this Agreement and the Collateral Agreements will not, (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or other comparable governing document of any Member, (b) conflict with or violate any statute, law, rule, regulation, ordinance, order, judgment or decree applicable to any Member or by which any of their respective properties is bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Member or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Lien on, any of the Acquired Assets pursuant to any note, bond, mortgage, indenture, material Contract, material agreement, material lease, material license or other material instrument or material obligation to which any Member is a party and by which the Business, Products or the Acquired Assets are bound or affected.

(b)           Except as set forth on Schedule 4.4(b), no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party is required by or with respect to any Member in connection with the execution and delivery of this Agreement, the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain the foregoing would not have a Material Adverse Effect.

4.5           Financial Statements.

(a)           Attached hereto as Schedule 4.5(a) are true and complete copies of the unaudited, consolidated balance sheet and income statement of the Business for the twelve (12) month period ending October 31, 2003 and the ten (10) months ending August 27, 2004 (such unaudited balance sheets and income statements of the Business being referred to collectively herein as the “Business Financial Statements”).  The Business Financial Statements (i) have been compiled from, and are in all material respects in accordance with, the books and records of the Seller maintained for the Business; (ii) fairly present the financial position of the Business as of their respective dates and the financial position and results of operations of the Business for the periods then ended; and (iii) were prepared in accordance with GAAP consistently applied, provided that clauses (ii) and (iii) are subject to the following: (A) the failure to include footnotes or, as the case may be, the failure to include comparative amounts for previous periods; (B) the failure to include income tax expense; (C) the failure to include the effect of certain intercompany transactions; (D) the failure to include “other income and expenses” including, for example, foreign exchange gains and losses and interest income and expense; (E) the inclusion of the effect of an allocation of expense for certain common support functions that may be greater or less than what would actually be incurred to receive such support or be required by

GAAP; (F) the inclusion of the operations of certain entities within the Business whose inclusion may not otherwise be permitted by GAAP; (G) the exclusion of the Excluded Assets and the Excluded Liabilities; (J) the exclusion of any reserve for income Taxes; and (K) no representations or warranties are made by Seller or any of the Members of the Seller Group with respect to the amount reported as a “Current Deferred Tax Asset” on the Business Financial Statement. The Business unaudited balance sheet as of August 27, 2004 is referred to herein as the “Business Balance Sheet.”

(b)           No Member (with respect to the Business) has any Liability, except (i) Liabilities provided for in the Valuation Date Balance Sheet; (ii) Liabilities disclosed on Schedule 4.5(b); (iii) Excluded Liabilities or (iv) Liabilities incurred since the Valuation Date in the Ordinary Course of Business.

4.6           Absence of Changes.  Except as set forth on Schedule 4.6, since the Valuation Date the Seller and the members of the Seller Group have operated the Business only in the Ordinary Course of the Business and, since the Valuation Date, except as contemplated by this Agreement:

(a)           There have been no events or changes in the financial condition, properties, assets, liabilities, operation, employees, customers or results of operations of the Business which, in the aggregate, whether or not arising in the Ordinary Course of Business have had or may be reasonably expected to have a Material Adverse Effect;

(b)           No Member has mortgaged, pledged or otherwise encumbered any of the Acquired Assets, except for Permitted Liens;

(c)           No Member has sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets, in each case outside the Ordinary Course of Business;

(d)           There has been no destruction of, damage to or loss of any of the Acquired Assets that has had or may be reasonably expected to have a Material Adverse Effect;

(e)           No Member has accelerated, terminated, modified or cancelled any Material Agreement (or series of related Material Agreements) involving the Business other than changes to employment Contracts made in the Ordinary Course of Business;

(f)            No Member has delayed or postponed the payment of material accounts payable or other material Liabilities relating to the Business;

(g)           No Member has cancelled, compromised, waived or released any material right or claim (or series of related material rights and claims) relating to the Business;

(h)           No Member has entered into any capital commitment in relation to any of the Acquired Assets or the Business involving $50,000 in the aggregate;

(i)            No Member has made any material change in accounting methods or policies having an effect on the Acquired Assets, the Business or the Acquired Subsidiaries;

(j)            There has been no agreement by any Member, or any employees, agents or Affiliates of any Member, to do any of the things described in the preceding clauses (a) through (i);

(k)           Except to the extent the Seller or its Affiliates files Tax Returns for ADC (UK) claiming a U.K. Group Relief Allocation, no Member has made or changed any Tax election, adopted or changed any Tax accounting method, filed any Tax Return other than in the Ordinary Course of Business, filed any amended Tax Return, entered into any closing agreement or settled any claim or assessment in respect of Taxes, or consented to the extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case that would affect the Acquired Subsidiaries or adversely affect the Transferred Assets or the Business during any taxable period (or portion thereof) beginning after the Closing Date (the “Post-Closing Tax Period”).

4.7           Legal and Other Compliance.  To the Knowledge of the Seller, each Member with respect to the Business is in compliance with all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof).

4.8           Material Agreements.  Schedule 4.8 lists each:

(a)           Contract between any Member and any other Person entered into during fiscal year 2003 and fiscal year 2004 and, to the Knowledge of Seller, each Contract between any Member and any other Person enter into for any fiscal year prior to 2003, in each case for which such Member (with respect to the Business) (i) has, in accordance with ADC’s accounting policies, (A) recognized (or is entitled to recognize) payments, or (B) incurred (or is obligated to incur) expenditures or (ii) is obligated to provide Products or services in an amount, in each case in excess of $100,000  in fiscal 2003, fiscal 2004 or fiscal year 2005 (calculated at the exchange rate prevailing at the time orders under such Contract were entered into Seller’s accounting system);

(b)           Contract that provides for any change of control or other payment solely as a result of the consummation of the transactions contemplated hereby;

(c)           Contract prohibiting, partially restricting or otherwise limiting any Member’s ability to compete, solicit customers or otherwise operate the Business or make, use, offer for sale, sell, import, copy, modify, distribute or exploit the Products and the Acquired Assets anywhere in the world;

(d)           Third Party Technology Contract;

(e)           Contract pursuant to which any of the Acquired Technology is held in escrow by a third party or pursuant to which a third party has rights to any Source Code included in the Products;

(f)            Joint venture or partnership agreement (other than “partnering” or “teaming” agreements entered into in the Ordinary Course of Business) with respect to the Business;

(g)           All employment Contracts and severance or change of control Contracts (with respect to Business Employees).

(each a “Material Agreement”).  True and correct copies of the written Material Agreements have been delivered to Buyer.  All Material Agreements listed on Schedule 4.8 are valid and in full force and effect in all material respects.  Except as set forth on Schedule 4.8, no Member is, nor, to the Knowledge of the Seller, is any other party thereto, in breach or default in any material respect under the terms of any Material Agreement.

4.9           Title to Properties, Absence of Liens, Condition of Equipment.

(a)           No Member owns any real property that is used in connection with the Business.  Schedule 4.9(a)(i) sets forth a list of all real property currently leased by any Member in connection with the Business, the name of the lessor and the date of the lease and each amendment thereto.  Schedule 4.9(a)(ii) sets forth those leases listed in Schedule 4.9(a)(i) that will be assumed and performed by the Buyer and its Affiliates (including the Acquired Subsidiaries) after the Closing.  Seller has delivered to Buyer Group a true and correct copy of each lease of real property listed in Schedule 4.9(a)(ii).  All of the leases listed on Schedule 4.9(a)(ii) are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default).  The business operations conducted on the real property subject to such leases do not violate any Applicable Law, the terms of the lease or license, building code, zoning requirement or classification, or pollution control ordinance or statute relating to the particular property or such operations, in each case in any material respect.  All material approvals of Governmental Entities (including licenses and permits) required in connection with the Seller’s operation of the Business on such real property have been obtained.

(b)           The Members, collectively, have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, each Tangible Asset being transferred to Buyer Group free and clear of any Liens, including any Liens created as a result of the consummation of the transactions contemplated hereby, other than Permitted Liens.  The only Liens, other than Permitted Liens, encumbering any Acquired Asset are the Liens listed on Schedule 7.2(e), which Liens shall be removed prior to Closing.

(c)           Schedule 4.9(c) is a materially correct list of all of the Tangible Assets included in the Valuation Date Balance Sheet.  Except as set forth on Schedule 4.9(c), all such Tangible Assets are in good operating condition and repair, subject to normal wear and tear.

4.10         Intellectual Property.

(a)           Schedule 4.10(a) lists all Acquired Registered Intellectual Property Rights owned by, filed in the name of, or applied for by a Member (“Seller Registered Intellectual Property Rights”).  All Seller Registered Intellectual Property Rights are currently in compliance with any formal legal requirements (including payment of filing, renewal examination and maintenance fees and proofs of use) for which a final deadline occurs on or before the Closing Date nor are any such Seller Registered Intellectual Property Rights subject to any unpaid fees or taxes or actions falling due within ninety (90) days after the Closing Date.  Except as set forth on Schedule 4.10(a), the Seller has no Knowledge of (i) any facts or circumstances that would render any Seller Registered Intellectual Property Rights invalid or unenforceable, or (ii) any action taken, or the failure to take any action, in the application for or prosecution of any Seller Registered Intellectual Property Rights that would render such Seller Registered Intellectual Property Rights invalid or unenforceable.  The Seller agrees that it will give any reasonable assistance requested by the Buyer that is required to complete the transfer of the Acquired Intellectual Property Rights of Buyer Group under the terms and conditions set forth in this Agreement.

(b)           Each item of Acquired Intellectual Property Rights owned or controlled by a Member (“Seller Intellectual Property Rights”), Acquired Technology owned or controlled by a Member (“Seller Technology”) is free and clear of any Liens, other than Permitted Liens.  Except as set forth on Schedule 4.10(b), each item of Acquired Intellectual Property Rights and Acquired Technology may be transferred and assigned to Buyer Group without the approval of any third party, including any Government Entity.  The Members own exclusively, and have good and marketable title to all Intellectual Property Rights in and to the Seller Technology, and no other Person has any other ownership rights thereto except for any Intellectual Property Rights or other ownership rights in and to any Third Party Technology on which any of the Seller Technology is based or derived that is the subject of a Third Party Technology Contract.  The Members have the right to grant the license specified in Section 2.6.  Except as set forth on Schedule 4.10(b), all Acquired Intellectual Property Rights and Acquired Technology shall be fully transferable and alienable by Buyer Group without restriction and without payment of any kind to any third party required in connection with the Closing of the Acquisition, notwithstanding the rights of any third party in and to any Third Party Technology on which any of the Acquired Intellectual Property Rights or Acquired Technology is based or derived that is the subject of a Third Party Technology Contract.

(c)           No Member has transferred (or agreed to transfer) ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, or joint ownership of, any Intellectual Property Right owned or controlled by a Member that is a Seller Intellectual Property Right (or any improvements, enhancements, modifications or Derivative Works thereto made by or on behalf of any Member (or by Buyer Group following the Closing Date)) to any other Person except for any nonexclusive license or right in or to such Intellectual Property Rights granted in the Ordinary Course of Business or except as set forth in Schedule 4.10(c).

(d)           Except as set forth in Schedule 4.10(d), and except for any Unassignable Contracts and the services to be provided by the Seller (or its Affiliates) on a temporary basis pursuant to the Transition Services Agreement, the Acquired Intellectual Property Rights, together with the Licensed Intellectual Property Rights, constitute all of the Intellectual Property Rights used in, or necessary for, the operation of the Business in the manner conducted on or prior to the Closing Date or that would be infringed by the operation of the Business in the manner conducted on the Closing Date.  No Member has received any opinion of counsel that any third party Patent Right applies to the current or reasonably anticipated future operation of the Business.

(e)           Except as set forth in Schedule 4.10(e), and except for any Unassignable Contracts and the services to be provided by the Seller (or its Affiliates) on a temporary basis pursuant to the Transition Services Agreement, the Acquired Technology, together with the Licensed Technology, constitutes all of Technology used in, or necessary for, the operation of the Business in the manner conducted on or prior to the Closing Date, including the design, development, reproduction, distribution, marketing, manufacture, use, import, license, and sale of the Products.

(f)            Schedule 1.1(gggggg) lists all Third Party Technology Contracts.

(g)           Except as set forth on Schedule 4.10(g), other than the Contracts set forth on Schedule 1.1(gggggg), there are no contracts, licenses or agreements to which any Member is a party with respect to any Third Party Technology on which any Acquired Technology or the Acquired Intellectual Property Rights are based or derived.  No Member is in breach of, nor has any Member failed to perform under, any of the contracts set forth in Schedule 1.1(gggggg), and, to the Seller’s Knowledge, no other party to any of the contracts set forth in Schedule 1.1(gggggg) is in breach thereof or has failed to perform thereunder.

(h)           Except as set forth on Schedule 4.10(h), neither (i) the operation of the Business as conducted on or prior to the Closing Date nor (ii) the design, development, reproduction, distribution, marketing, manufacture, use, import, license or sale of the Acquired Assets (including the Acquired Technology and Products), did or do result in an Infringement (as defined below) before or on the Closing Date or, to the Knowledge of the Members, will result in Infringement after the Closing Date.  Except as set forth in Schedule 4.10(h), no Member has received notice (nor does Seller have any Knowledge of any basis therefor) from any Person regarding an Infringement caused by the operation of the Business. “Infringement”

means to (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including Personality Rights or Moral Rights); or (C) take action that constitutes unfair competition or trade practices under the laws of any jurisdiction.

(i)            No Member has any currently pending claim against any third party for infringing or misappropriating any Acquired Intellectual Property Rights or Acquired Technology and, to the Knowledge of Seller, no Person is infringing or misappropriating the Seller Intellectual Property Rights.  No Member has initiated and is not maintaining before a court or in an arbitration proceeding claims or causes of action against other persons for infringement or misappropriation by such persons of Acquired Technology or Acquired Intellectual Property Rights (including claims for past infringement of such Acquired Technology or Acquired Intellectual Property Rights).  No Member has threatened to initiate such a proceeding in a writing sent by or on behalf of any Member or the Seller Group.

(j)            Except as set forth on Schedule 4.10(j), no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Products, Seller Technology, Seller Intellectual Property Rights and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Products, Seller Intellectual Property Rights, Seller Technology.  Except as set forth on Schedule 4.10(j), no current or former employee, consultant or independent contractor of any Member, who was involved in, or who contributed to, the creation or development of any Seller Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for such Member.

(k)           Schedule 4.10(k) identifies each instance in which a Member has delivered, disclosed, or provided access to or granted rights with respect to any Source Code that is Seller Technology, including situations where the Source Code was held in escrow, except for any Source Code that is executed, loaded, linked, included or otherwise used at run time, including, without limitation, scripts and interpreted language technology, as part of Products.  No event has occurred, and no circumstances or condition exists, that will, or reasonably would be expected to, result in the delivery, disclosure, or the granting of access or rights to any Source Code that is Seller Technology (except for any Source Code executed, loaded, linked, included or otherwise used at run time, including, without limitation, scripts and interpreted language technology, as part of Products) including the execution of this Agreement and the other transactions contemplated by this Agreement.

(l)            None of the Products or Acquired Technology is, in whole or in part, subject to the provisions of any agreement that (i) prohibits any Member (or Buyer Group following the Closing Date) from charging a fee or receiving consideration, or limits the amount of the fee or other consideration that can be charged, in connection with sublicensing or distributing any current or future Product; or (ii) allows a licensee or requires that a licensee have the right to decompile, disassemble or otherwise reverse engineer any Software that is Seller Technology by its terms and not by operation of law.

(m)          The Members have taken reasonable steps to protect the Members’ rights, including Trade Secret Rights, in Confidential Information associated with or related to the Business, the Products, Acquired Intellectual Property Rights or the Acquired Assets.

(n)           Except as set forth on Schedule 4.10(n), all current and former employees and consultants of the Members involved in the operation of the Business who have created or modified any of the Seller Technology or Seller Intellectual Property Rights have irrevocably assigned all of such employees’ and consultants’ rights in and to the Seller Technology and the Seller Intellectual Property Rights to the Members or have granted the Members sufficient rights to use, without the payment of any additional consideration based on such use, such Seller Technology or Seller Intellectual Property Rights in the operation of the Business.

(o)           Except as set forth on Schedule 4.10(o), neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer Group, by operation of law or otherwise, of any Contracts to which any Member is a party, will result in: (i) Buyer Group granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Buyer Group; (ii) Buyer Group being bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its businesses; or (iii) Buyer Group being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer Group or any Member prior to the Closing Date.

(p)           Except as set forth on Schedule 4.10(p), no Member has (i) incorporated Open Source Materials (as defined below) into, or combined or bundled Open Source Materials with, any Acquired Assets (including the Acquired Technology and Products); (ii) distributed Open Source Materials in conjunction with any Acquired Assets (including the Acquired Technology and Products); (iii) used Open Source Materials in a manner that grants, or purports to grant, to any third party, any rights or immunities under any Seller Intellectual Property Rights; (iv) used any Open Source Materials in the development of any Acquired Assets (including the Acquired Technology and Products); or (v) distributed any Seller Technology (including Products) as Open Source Material.  “Open Source Material” means any Technology that requires or purports to require, as a condition of use, modification, or distribution of such Technology, that other Technology distributed with, derived from, or incorporated into such Technology be (A) disclosed or distributed in Source Code form; (B) licensed for the purpose of making derivative works; or (C) redistributed at no charge.

(q)           Each Member (with respect to the Business) has in good faith endeavored to comply with all applicable data protection and data privacy laws and their respective internal privacy policies relating to the Business.  True and correct copies of all applicable policies are attached as Schedule 4.10(q).

(r)            No Member, with respect to the Business, has received any notice or complaint from any individual or regulatory authority alleging non-compliance with any data protection or data privacy law.  No Member, with respect to the Business, is the subject of any claim for compensation or any injunction regarding any infringement of Personality Rights or any breach of applicable data protection law.

4.11         Litigation.  Except as set forth in Schedule 4.11, there is no action, suit, proceeding, hearing, petition, claim, arbitration investigation or other proceeding pending before any court or administrative agency against any Member (or any Affiliate of any Member or any officer, director of any Member in their capacity as such) that relates to the Business, any Product, any Acquired Asset, the Acquired Subsidiaries or that questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with this Agreement.  In addition, to the Knowledge of the Seller, no such action, proceeding, hearing, petition, claim, arbitration, investigation or other proceeding has been threatened against any Member with respect to the Business (or to the Knowledge of the Seller, against any officer, director, employee or agent of any Member with respect to the Business in their capacity as such or relating to their employment by or relationship with such Member with respect to the Business or their provision of services to the Seller Group related to the Business).  There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against any Member relating to the Business, any Product or any Acquired Asset under any federal, state, local or foreign law.  Since January 1, 2004, no Member (or any Affiliate of any Member or, to the

Knowledge of the Seller, any officer, director of any Member in their capacity as such) has initiated or threatened in writing to initiate any material action, suit, proceeding, claim, arbitration or any investigation that relates directly to the Business, any Product, any Acquired Asset or any Business Employee against any Third Party, except as set forth in Schedule 4.11.

4.12         Insurance.  There is no claim by any Member pending under any insurance policy or fidelity bond that relates to the Business, the Products or the Acquired Assets.  All premiums payable under all such policies and bonds have been paid, and each Member is otherwise in material compliance with the terms of such policies and bonds.  Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the applicable Member in the jurisdictions in which such Member operates.

4.13         Tax Matters.

(a)           Each of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, each member of the Seller Group) has prepared and timely filed all payroll, value-added, income and franchise Tax Returns (other than immaterial income and franchise Tax Returns for any state of the United States) and other material Tax Returns, and such Tax Returns are true and correct in all material respects and have been prepared in accordance with Applicable Law.

(b)           Each of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, each member of the Seller Group) (i) has paid all material Taxes it was required to pay, and (ii) has withheld (and paid over to the appropriate Tax authority) or paid (as the case may be) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c)           Except as set forth on Schedule 4.13(c), none of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, no member of the Seller Group) has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against any of the Acquired Subsidiaries (or, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, any member of the Seller Group), nor has any of the Acquired Subsidiaries (or, to the extent that the failure of this representation to be true would materially affect on the Transferred Assets or the Business, any member of the Seller Group) executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           Except as set forth on Schedule 4.13(d), no audit or other examination of any Tax Return of any of the Acquired Subsidiaries (or, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, any member of the Seller Group) is presently in progress, nor has any of the Acquired Subsidiaries (or, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, any member of the Seller Group) been notified of any request for such an audit or other examination.  No adjustment relating to any Tax Return filed by any of the Acquired Subsidiaries (or, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, any member of the Seller Group) has been proposed formally or informally by any Tax authority.  No claim has ever been made by any Tax authority in a jurisdiction where any of the Acquired Subsidiaries (or, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, any member of the Seller Group) does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction.

(e)           There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes, other than Permitted Liens.

(f)            Except as set forth on Schedule 4.13(f) and notwithstanding subclauses (B) or (J) of Section 4.5(a), none of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, no member of the Seller Group) (i) has any Liabilities for material unpaid Taxes as of the date of the Business Balance Sheet which have not been accrued or reserved on the Business Balance Sheet, whether asserted or unasserted, contingent or otherwise, or (ii) has incurred any Liability for Taxes since the date of the Business Balance Sheet other than in the Ordinary Course of Business.

(g)           The Acquired Subsidiaries (and to the extent items described in subparagraph (i) or (ii) hereof are relevant to the Transferred Assets or the Business, the members of the Seller Group) have made available to the Buyer complete copies of (i) all requested material Tax Returns of the Acquired Subsidiaries for all taxable years ended on or after October 31, 2000 (or, in the case of Tax Returns filed for an affiliated group, the portion of such Tax Returns relating to any of the Acquired Subsidiaries) and (ii) all private letter rulings, audit reports, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted, received or agreed to by or on behalf of any of the Acquired Subsidiaries, in each case for all taxable periods for which the statute of limitations has not yet expired.

(h)           None of the Acquired Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations, none of the Acquired Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code or “tax exempt bond financed property” within the meaning of Section 168(g) of the Code and none of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, no member of the Seller Group) is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

(i)            None of the Acquired Subsidiaries is, or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.  None of the Acquired Assets is an interest in United States real property.

(j)            None of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, no member of the Seller Group) (i) is a party to any Tax sharing or similar agreement or arrangement (whether or not written) under which it owes any amount or which will remain in effect after the Closing, (ii) has any Liability for the Taxes of any other person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group Tax relief or similar arrangement within any jurisdiction), as a transferee or successor, by Contract, or otherwise or (iii) has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(k)           Except as set forth on Schedule 4.13(k), none of the Acquired Subsidiaries has (i) constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, or (ii) made any distribution (as defined in Section 213 of ICTA 1988) or deemed distribution for Tax purposes.

(l)            None of the Acquired Subsidiaries (and, to the extent that the failure of this representation to be true would materially affect the Transferred Assets or the Business, no member of the Seller Group) has engaged in (i) a reportable transaction under Treas. Reg. § 1.6011-4(b) or in a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2); (ii) any transaction to which Part XVII of ICTA 1988 (tax avoidance) applies; or (iii) any transaction or arrangement, or series of transactions or arrangements, which includes any step or steps having no commercial business purpose apart from the reduction, avoidance or deferral of a Tax liability.

(m)          Except as set forth on Schedule 4.13(m), each of the Acquired Subsidiaries is and at all times has been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  None of the Acquired Subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of engaging in a trade or business, having a permanent establishment or other place of business or having a source of income in that jurisdiction, except for income earned from services for which any income tax is satisfied through withholding.  None of the Acquired Subsidiaries is liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(n)           None of the Acquired Subsidiaries has any investment in U.S. property within the meaning of Section 956 of the Code, or is a foreign investment company or passive foreign investment company within the meaning of the Code.  None of the Acquired Subsidiaries has any material income that would constitute Subpart F income as defined under Section 952 of the Code or any other U.S. anti-deferral provision.

(o)           There is no consolidated overall foreign loss that could be allocated, in whole or in part, to any of the Acquired Subsidiaries.

(p)           Except as set forth on Schedule 4.13(p), none of the Acquired Subsidiaries has incurred any dual consolidated loss within the meaning of Section 1503 of the Code nor will any of the Acquired Subsidiaries be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of Applicable Law), installment sale or open transaction disposition, or prepaid amount.

(q)           There is no contract, agreement, plan or arrangement, including the provisions of this Agreement, covering any employee or former employee of any of the Acquired Subsidiaries or the Business or any other person, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code or any similar provision of applicable law.

(r)            To the Knowledge of Seller, (i) the prices for any property or services (or for the use of property) provided by or to any of the Acquired Subsidiaries have been arm’s length prices, determined using a method permitted by the Treasury Regulations promulgated under Section 482 of the Code and (ii) none of the Acquired Subsidiaries has acquired, disposed of or supplied assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of tangible or intangible property) for consideration that is treated for Tax purposes as different from the actual consideration.

(s)           Neither the signing of this Agreement nor Closing will result in any profit, gain or Tax charge being deemed to accrue to any Acquired Subsidiary whether under section 179 TCGA 1992 (company ceasing to be a member of a group), schedule 7 of the Finance Act 2003 (group relief), paragraph 58, schedule 29 of the Finance Act 2002 (de-grouping) or otherwise.

4.14         Environmental Matters.

(a)           To the Knowledge of the Seller, no Member has transported, stored, used, manufactured, Released or exposed its employees or any other person to any Chemical Substance or Extremely Hazardous Substance in violation of any applicable statute, rule, regulation, order or law such that a claim arising therefrom is reasonably foreseeable.

(b)           Each Member is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder and which relate to the Business, any Product or any Acquired Asset.  No Member has received any written notice and there is no past or present condition or practice of the Business which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Business, any Product or any Acquired Assets, arising out of the manufacture, processing, distribution, use, treatment, storage, transport, or handling, or the Release or threatened Release into the Environment, of any Chemical Substance or Extremely Hazardous Substance by any Member with respect to the Business, any Product or any Acquired Asset.

4.15         Brokers’ and Finders’ Fees.  No Member has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.16         Employee Matters.

(a)           List of Business Employees.  Schedule 1.1(ee) contains a true and complete list (such list to be as of the date set forth on Schedule 1.1(ee) and as updated prior to the Closing Date to reflect changes permitted under Article VI of this Agreement) showing the employing entity, names, titles, and hire dates, current salary, target annual cash incentives and locations of employment of all Business Employees.

(b)           U.S. Domestic Plans.  Schedule 4.16(b) lists each employee benefit plan, policy or practice (including, but not limited to, those described in Section 3(3) of ERISA and including employee “fringe benefits” such as, without limitation, plans, policies and practices regarding education and dependent care assistance, flexible spending accounts, cafeteria plans, vacations, sabbaticals and leaves of absence, sick leave and disability) and each incentive or bonus compensation, deferred compensation, equity based compensation or perquisite plan, policy or practice, covering any current or former U.S. Domestic Business Employee or his or her spouse, dependents or beneficiaries or which benefits a U.S. Domestic Business Employee (a “U.S. Domestic Plan”).  With respect to each U.S. Domestic Plan, Seller has provided or made available the current summary plan description (and all summaries of material modifications) or other descriptive materials provided to plan participants describing the U.S. Domestic Plans.  Except as set forth on Schedule 4.16(b), nothing has occurred or failed to occur with respect to any U.S. Domestic Plan on or prior to the Closing Date that could result in any Liability to Buyer Group or any Affiliate of Buyer Group on or after the Closing Date (other than a Liability assumed by Buyer Group under this Agreement).  All of the U.S. Domestic Plans and the operation and terms thereof comply in all material respects with all applicable requirements of ERISA, the Code and other Applicable Laws.  Each U.S. Domestic Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the U.S. Domestic Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Seller, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other Applicable Laws, rules or regulations.  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any U.S. Domestic Plan, or in accordance with Applicable Law, have been timely made.

(c)                                  Defined Benefit Pension Plans.  No U.S. Domestic Plan is or has been subject to Title IV of ERISA or the funding requirements of Section 412 of the Code and no Member or any of their ERISA Affiliates has within the 6 years prior to the date hereof maintained or contributed to, or had any obligation to contribute to or any Liability with respect to, any “employee benefit pension plan” within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA.  None of the Acquired Assets or the assets of the Acquired Subsidiaries is subject to any Liens arising under Section 412(n) of the Code or Section 302(f) of ERISA.

(d)                                 Collectively Bargained, Multiemployer Plans.  At no time has any Member or any ERISA Affiliate contributed to or been obligated to contribute to any pension plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA or any plan described in Code Section 413(c).

(e)                                  COBRA.  Seller and ADC (USA) have complied with the health care continuation requirements of COBRA and any similar state law and the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereunder will not result in any obligation or liability to Buyer Group to any employee or former employee of ADC (USA) with respect to the U.S. Domestic Plans pursuant to the health care continuation requirements of COBRA.  Seller has no present intention to terminate all of its “group health plans” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.  Seller and its Affiliates have no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any U.S. Domestic Business Employee or former U.S. Domestic Business Employee, except as may be required under COBRA or other Applicable Law, and at the expense of the U.S. Domestic Business Employee or former U.S. Domestic Business Employee.

(f)                                    HIPAA.  Each U.S. Domestic Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(l) of ERISA has been administered in material compliance with, and Seller has otherwise complied with, the requirements of the Heath Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

(g)                                 Foreign Plans.  Schedule 4.16(g) lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which any Acquired Subsidiary is a party or by which either of them is bound or to which any Acquired Subsidiary has or may have any Liability or other obligation, legally or otherwise, with respect to any employee, former employee and independent contractor/consultant of the Acquired Subsidiaries (and, as applicable the spouse, dependents or beneficiaries of such employee, former employee and independent contractor/consultant), including (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase or other equity based compensation, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents including but not limited to benefits related to automobiles, clubs, vacations, dependent care, parenting, educational assistance, leaves of absence or sabbaticals, sick leave and disability, medical, dental, hospitalization, life insurance and other types of insurance; and (iii) any individual employment, severance or change of control agreements (the “Foreign Plans”).  Seller has provided or made available to Buyer Group true and complete copies of all documents with respect to such Foreign Plans, including material employee communications and correspondence with governmental entities and information regarding the terms and conditions of employment in relation to all ADC (UK) employees.

(h)                                 Foreign Plans Compliance.  Except as set forth on Schedule 4.16(h), each of the Foreign Plans complies in form in all material respects with all Applicable Law and has been administered in all respects in accordance with its written terms and all Applicable Law.  There are no pending, or to the Knowledge of the Seller, threatened, actions, suits or claims (other than routine claims for benefits) against any Foreign Plan, or Acquired Subsidiary in relation to any Foreign Plan, or under contractor or any statute which may be relevant to any employees’ employment with an Acquired Subsidiary.  All contributions, insurance premiums or payments required to have been made by the Acquired Subsidiaries with respect to any Foreign Plan have been made within the time required by Applicable Law.  Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(i)                                     Termination of Participation in Foreign Plans.  Schedule 4.16(i) lists each Foreign Plan under which the Acquired Subsidiaries will cease to be participating employers on the Closing Date.

(j)                                     ADC Foreign Subsidiary Plans.  Schedule 4.16(j) lists all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which any ADC Foreign Subsidiary (other than ADC Telecom Canada Inc.) is a party or by which it is bound, legally or otherwise, with respect to any ADC Foreign Subsidiary Business Employee (and, as applicable the spouses, dependents or beneficiaries of such employees) (other than any Business Employee of ADC Telecom Canada Inc.), other than a U.S. Domestic Plan, including (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase or other equity based compensation, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement; (ii) any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents including but not limited to benefits related to automobiles, clubs, vacations, dependent care, parenting, educational assistance, leaves of absence or sabbaticals, sick leave and disability, medical, dental, hospitalization, life insurance and other types of insurance; and (iii) any individual employment, severance or change of control agreements (the “ADC Foreign Subsidiary Plans”).  Seller has provided or made available to Buyer Group a description of each ADC Foreign Subsidiary Plan.  Except as set forth on Schedule 4.16(j), nothing has occurred or failed to occur with respect to any ADC Foreign Subsidiary Plan on or prior to the Closing Date that could result in any material Liability to Buyer Group (other than a Liability assumed by Buyer Group under this Agreement).

(k)                                  Effect of Transaction.  Except as set forth on Schedule 4.16(k), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment (whether of severance pay or otherwise) becoming due, or increase the amount of any compensation due, to any current or former employee of the Business; (ii) increase any benefits otherwise payable under any U.S. Domestic Plan, Foreign Plan, ADC Foreign Subsidiary Plan or Applicable Law; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(l)                                     Employment Matters.  Each Acquired Subsidiary (i) has at all times been in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Business Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Business Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Except as set forth on Schedule 4.16(l), there are no pending, reasonably anticipated or, to the Knowledge of the Seller, threatened claims or actions against any Acquired Subsidiary under any worker’s compensation policy or long-term disability policy or any other claims arising from or relating to any person’s employment or his or her termination of employment.

(m)                               Labor.  Except as set forth on Schedule 4.16(m), no Business Employee is employed with an Acquired Subsidiary, ADC Foreign Subsidiary or ADC (USA) pursuant to a collective bargaining agreement nor is there any employment subject to a collective agreement.  To the Knowledge of the Seller there are no activities or proceedings of any labor union to organize any Business Employees.

(n)                                 WARN Act.  No violation (if any) of the Workers Adjustment and Retraining Notification Act (“WARN”) and any similar laws or statute by any Member or any ERISA Affiliate could result in any material Liability to Buyer Group.

(o)                                 Except as set forth on Schedule 4.16(o), no current ADC (UK) director, employee or consultant:

(i)                                     has given or received notice terminating his office or employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this Agreement to give notice of termination or claim for any payment or benefit or treat himself or herself as being released from any obligation nor so far as the Seller is aware are there any facts which suggest that any current director, ADC (UK) employee or consultant is likely to leave his or her office or employment or engagement otherwise than through normal retirement within the 12 months following Closing Date;

(ii)                                  is on sick leave which (as the date of this agreement) has continued for more than 14 consecutive days;

(iii)                               is on maternity, paternity, parental or adoption leave;

(iv)                              is on a fixed term contract; or

(v)                                 either has made an application to work flexibly or is so doing.

(p)                                 [Intentionally Omitted].

(q)                                 Except as set forth on Schedule 4.16(q), no disciplinary action, whether formal or, to the Knowledge of Seller, informal, has been taken against any current or former ADC (UK) employees and no grievance or complaint of sex, race or disability discrimination, whether formal or, to the Knowledge of Seller, informal, has been raised by any current or former ADC (UK) employees from November 1, 2003 to the date of this Agreement.

(r)                                    Except as set forth on Schedule 4.16(r), to the Knowledge of Seller, there is no fact or matter affecting any ADC (UK) employee which might reasonably be considered grounds for dismissal or for a formal warning or of any conduct the continuation of which might lead to dismissal or a formal warning.

(s)                                  [Intentionally Omitted].

(t)                                    ADC (UK) is not paying compensation or other payment to any individual formerly employed by ADC (UK) in relation to the Business (or their next of kin).

(u)                                 Except as set forth in Schedule 4.16(u), as of the date of this Agreement ADC (UK) has no unpaid Liability for any of the following Liabilities that have been incurred (or to the Knowledge of Seller may have been incurred) by ADC (UK) in the past three years: (i) breach of any contract of service or for services (including consultancy services), (ii) redundancy payments, (iii) protective awards, (iv)  compensation for wrongful dismissal or unfair dismissal, (v) failure to comply with any order for the reinstatement or re-engagement of any present or former ADC (UK) employee or consultant, (vi) any other Liability accruing from the actual or proposed termination or variation of any contract of employment or for services (including consultancy services) or arising from the sale of the shares of ADC (UK) in accordance with this Agreement.

(v)                                 To the Knowledge of Seller, there is no person previously employed by ADC (UK) in relation to the Business who has claimed a right to return to his work or a right to be reinstated by ADC (UK)  under the provisions of the Employment Rights Act 1996.

(w)                               Schedule 4.16(w) lists all individuals employed by ADC (UK) in relation to the Business or serving as consultants to ADC (UK) in relation to the Business whose employment or consultancy was terminated between November 1, 2003 to the date of this Agreement, the reason for termination and any payments made to such persons on or in connection with termination.

(x)                                   Except as set forth on Schedule 4.16(x), all ADC (UK) directors or ADC (UK) Business Employees who require a work permit will have such a permit in force at the Closing Date, and such permit will remain in force for at least three months following the date of this Agreement unless such permit becomes invalid due to actions of the permit holder or changes in Applicable Law.

(y)                                 Except as set forth on Schedule 4.16(y), within the period from November 1, 2003 to the date of this Agreement, ADC (UK) has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981.

(z)                                   [Intentionally Omitted].

(aa)                            During the period from November 1, 2003 to the date of this Agreement, ADC (UK) has  not given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, nor has ADC (UK) failed to comply with any material obligation under that statute.

(bb)                          Except as set forth on Schedule 4.16(bb) and as updated prior to the Closing Date to reflect changes permitted under Article VI of this Agreement, there are no outstanding offers of employment to anyone to be employed by ADC (UK).

(cc)                            All ADC (UK) contracts of employment may be lawfully terminated by giving not more than three months’ notice to the Business Employees unless additional notice is required under Applicable Law.

(dd)                          [Intentionall Omitted].

4.17                           Acquired or Licensed Assets .  Except for (i) the Excluded Assets; (ii) any Unassignable Contracts; (iii) Licensed Technology, (iv) the assets and rights of the Acquired Subsidiaries; and (iv) the services to be provided by the Seller (or its Affiliates) on a temporary basis pursuant to the Transition Services Agreement, the Acquired Assets comprise all of the assets, including Intellectual Property, properties and other Contract rights and interests of every type and description necessary to enable Buyer after the Closing to operate the Business as currently conducted on the Closing Date.

4.18                           Affiliate Transactions.  Except as set forth on Schedule 4.18, to the Knowledge of the Seller, no director or officer of any Member (a) owns, directly or indirectly, on an individual or joint basis (i) any interest in any Acquired Asset or (ii) any interest (other than a passive investment in less than five percent (5%) of the outstanding voting securities of a company that is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) in any Person that is a supplier, customer or competitor of the Business, (b) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Business or (c) has received any loan from or is otherwise a debtor of or has made any loan to or is otherwise a creditor of, any Member where such loan is secured by any of the Acquired Assets.

4.19                           Customers and Suppliers.

(a)                                  Schedule 4.19(a) contains an accurate and complete list of the ten (10) largest end user customers of the Business for the year ended October 31, 2003 (the “Business Customers”).

(b)                                 Schedule 4.19(b) contains an accurate and complete list of the ten (10) largest suppliers of ADC (UK) for the year ended October 31, 2003 (“Significant Supplier).  To the Knowledge of Seller, there are no outstanding material disputes concerning goods and/or services provided by any Significant Supplier.  Except as set forth on Schedule 4.19(b), since June 30, 2004 neither the Seller nor any Member has (i) received any written notice of a termination or interruption in any existing Contract with any Significant Supplier relating to the Business, or (ii) terminated its relationship with any Significant Supplier in connection with the Business.

(c)                                  Except as set forth in Schedule 4.19(c), since June 30, 2004, to the Knowledge of the Seller, none of the Business Customers has given written notice to any Member that it (i) will, or intends to, terminate or not renew an Acquired Contract with such Member or (ii) intends to materially reduce the volume of business transacted with such Member below current levels.

4.20                           No Implied Representations.   THE BUYER GROUP AND THE SELLER ACKNOWLEDGE AND AGREE THAT NEITHER THE SELLER NOR ANY OF THEIR AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING, WHETHER CONTAINED IN OR REFERRED TO IN ANY MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO THE BUYER GROUP OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR ANY OF THE COLLATERAL AGREEMENTS (WHICH REPRESENTATIONS AND WARRANTIES SHALL NOT EXTEND BEYOND THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT).

4.21                           Investment Intent.  The Seller is acquiring the Share Consideration for its own account with the present intention of holding such Share Consideration for investment purposes and not with a view to or for sale in connection with any distribution of the shares constituting the Share Consideration in violation of any applicable securities law.  The Seller will refrain from transferring or otherwise disposing of any of the shares constituting the Share Consideration, or any interest therein, except in accordance with the Registration Rights Agreement or in any such other manner as to cause the Buyer or any of its Affiliates to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

4.22                           Acquired Contracts.  To the Knowledge of Seller, except as set forth in Schedule 4.8, each Acquired Contract (other than Acquired Contracts that have been terminated or have otherwise expired by their terms) is in full force and effect in all material respects and no Member is in material default thereunder, nor is any party obligated to a Member pursuant to any such Acquired Contract subject to any material default thereunder.

4.23                           Foreign Corrupt Practices Act.  To Seller’s Knowledge, no Member has (nor has any of its officers or directors) taken any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

4.24                           Product and Service Warranties.  Except as set forth in Schedule 4.24, to the Knowledge of Seller, all Products sold under Contracts entered into since January 1, 2004 have been sold pursuant to the standard warranty terms and conditions and are not subject to any binding agreement or commitment providing any other guaranty, warranty or indemnity terms which materially deviate from the standard terms. For the avoidance of doubt, where a Product has been sold since January 1, 2004 under a Contract entered into prior to that date that Contract is listed in Schedule 4.24 only if the warranty terms or conditions for that Product sale were varied through a formal contract amendment entered into after January 1, 2004.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER GROUP

Buyer Group hereby jointly and severally represents and warrants to Seller that on the date hereof and as of the Closing, as though made at the Closing, as follows:

5.1                                 Organization and Standing.

(a)                                  Buyer, WatchMark (IE), WatchMark (UK) and each member of Buyer Group to the extent party to a Collateral Agreement are each duly organized, validly existing and in the case of Buyer, in good standing under the laws of the jurisdiction in which they are incorporated.

(b)                                 The Buyer has made available to Seller a true, correct and complete copy of the Buyer’s Certificate of Incorporation, as amended.

5.2                                 Authority.  Buyer, WatchMark (IE), WatchMark (UK) and each member of Buyer Group to the extent a party to a Collateral Agreement have all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements required to be executed by them and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, WatchMark (IE), WatchMark (UK) and each member of Buyer Group to the extent party to a Collateral Agreement, and, no further action is required on the part of any member of the Buyer Group or their respective stockholders to approve this

Agreement, the Collateral Agreement and the transactions contemplated hereby and thereby.  Buyer, WatchMark (IE), WatchMark (UK) and each member of Buyer Group to the extent party to a Collateral Agreement each have the power and authority to own, lease and operate its assets and property and to carry on its business as currently conducted.  This Agreement and the Collateral Agreements have been duly executed and delivered by each of Buyer, WatchMark (IE), WatchMark (UK) and each member of Buyer Group to the extent party to a Collateral Agreement executing the same and each constitutes a valid and binding obligation of each member of the Buyer Group executing the same, enforceable against each in accordance with its terms.

5.3                                 No Conflict.

(a)                                  The execution and delivery of this Agreement and the Collateral Agreements by each member of the Buyer Group, and the performance by each member of the Buyer Group of such member’s obligations under this Agreement and the Collateral Agreements will not (a) Conflict with or violate any provision of such member’s Certificate of Incorporation and Bylaws (or other applicable charter documents), each as amended through the date hereof, (b) Conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such member or its properties or assets, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any member of the Buyer Group or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation under any notice, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which a member of the Buyer Group is a party or by which its assets or properties are bound, except in the case of clauses (b) and (c) above, such Conflict, violation or default will not have a material adverse effect on the legality, validity or enforceability of Buyer’s obligations under this Agreement.

(b)                                 No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with any member of the Buyer Group, is required by or with respect to such member in connection with the execution and delivery of this Agreement, the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain the foregoing would not have a material adverse effect on the legality, validity or enforceability of Buyer Group’s obligations under this Agreement.

(c)                                  There are no shareholder agreements, voting trusts or other agreements or understandings to which Buyer is a party relating to the voting, registration or disposition of any shares of capital stock of or other equity interests in the Buyer other than as have been provided to Seller related to Buyer’s acquisition of Comnitel Technologies Limited and as may be executed and delivered in connection with Buyer’s Series F Preferred Stock financing.

5.4                                 Capitalization.  As of the date of this Agreement, the authorized capital stock of Buyer consists of:

(a)                                  100,000,000 shares of common stock, $0.01 par value per share, of which (i) 3,090,481 shares are issued and outstanding, (ii) 9,453,472 shares are subject to issued and outstanding options and (iii) 144,777 are subject to outstanding warrants; and

(b)                                 76,500,000 shares of preferred stock, $0.01 par value per share, of which (i) 14,000,000 shares are designated as Series A Convertible Preferred Stock, all of which are issued and outstanding; (ii) 10,059,540 shares are designated as Series B Convertible Preferred Stock, all of which are issued and outstanding; (iii) 9,608,000 shares are designated as Series C Convertible Preferred Stock, 9,607,352 of which are issued and outstanding; (iv) 24,515,999 shares of which are designated as Series D

Convertible Preferred Stock, 3,005,064 of which are issued and outstanding; (v) 6,000,000 shares of which are designated as Series E Convertible Preferred Stock, 1,324,204 of which are issued and outstanding; and (vi) 5,365,088 shares are designated as Series 1 Non-Voting Preferred Stock, none of which are issued and outstanding .

5.5                                 Issuance of Common Stock.  The Common Stock issuable to the Seller hereunder, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and will have the rights, preferences, privileges and restrictions set forth in the Buyer’s Certificate of Incorporation, as amended, and will be free and clear of any Liens and duly issued in the name of the Seller.

5.6                                 Financial Statements.

(a)                                  Schedule 5.6(a) sets forth true and correct copies of (i) the audited statements of operations, cash flows, and stockholders’ equity of the Buyer for the fiscal years ended September 30, 2003, September 30, 2002, and September 30, 2001, and the audited balance sheets of the Buyer as of September 30, 2003 and September 30, 2002 (collectively, the “Buyer Annual Financial Statements”) and (ii) the unaudited statements of operations, cash flows and stockholders’ equity of the Buyer for the nine-month periods ended June 30, 2004 and June 30, 2003 and the unaudited balance sheets of the Buyer as of June 30, 2004 (collectively, the “Buyer Interim Financial Statements”).  The Buyer Annual Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and consistent with each other, except, in the case of the Buyer Interim Financial Statements, for the absence of footnotes. The Buyer Interim Financial Statements present fairly the operating results, cash flows and financial position of the Buyer for the respective periods and as of the respective dates indicated therein, subject to the following: (A) normal year-end adjustments, which will not in any event be material in amount or significance in any individual case or in the aggregate;  and (B) the failure to include footnotes or, as the case may be, the failure to include comparative amounts for previous periods.  The Buyer’s unaudited balance sheet as of June 30, 2004 is referred to herein as the “Buyer Balance Sheet.”

(b)                                 The Buyer has not been and is not a party to any Liability, except (i) Liabilities provided for in the Buyer Balance Sheet, (ii) Liabilities incurred since June 30, 2004 in the Ordinary Course of Business, and (iii) except as disclosed in Schedule 5.6(b).

(c)                                  Since June 30, 2004, no Buyer Material Adverse Effect has occurred.

5.7                                 Legal and Other Compliance.  To the knowledge of Buyer, it is in compliance with all Applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof).

5.8                                 Financial Capability.  The Buyer Group will have, on the Closing Date, available funds sufficient to pay the Cash Consideration and to consummate the transactions contemplated by this Agreement.  On the Closing Date and after giving effect to the transactions contemplated by this Agreement and to any indebtedness being incurred on such date in connection therewith, none of the members of the Buyer Group will  (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

5.9                                 Inspections; Limitation of the Seller’s Warranties.  The Buyer Group is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated certain documents and information in connection with the execution, delivery and performance of this Agreement and the Collateral Agreements.  With respect to any financial projection or forecast delivered on behalf of the Seller to the Buyer Group, the Buyer Group acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts, that it is familiar with such uncertainties and that the Members have made no representations or warranties with respect thereto.  The Buyer Group further acknowledges that it is acquiring the Business without any representation or warranty, express or implied, by the Seller or any of its Affiliates except as expressly set forth in this Agreement.

5.10                           Investment Intent.  The Buyer Group is purchasing the Acquired Shares for its own account with the present intention of holding the Acquired Shares for investment purposes and not with a view to or for sale in connection with any distribution of the Acquired Shares in violation of any applicable securities law.  The Buyer Group will refrain from transferring or otherwise disposing of any of the Acquired Shares, or any interest therein, in such manner as to cause the Seller or any of its Affiliates to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

5.11                           Brokers’ and Finders’ Fees.  The Buyer Group has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                                 Access Pending the Closing.  During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, the Seller will, upon reasonable prior notice from Buyer to Seller, (a) afford to Buyer and its representatives, at all reasonable times during normal business hours, full and complete access to any Member’s personnel, properties, Contracts, books and records and other documents and data (but not Source Code) that relate to the Business, (b) furnish Buyer and its representatives with all other information relating to the Business as Buyer may reasonably request, and (c) furnish Buyer and its representatives true, correct and complete copies of such additional financial (including Contracts, Tax Returns and supporting documentation), operating, and other data and information as Buyer may reasonably request, in each case relating to the Business.

6.2                                 [Intentionally Omitted];

6.3                                 Business Audited Financial Statements.  Within one hundred eighty (180) days after the Closing Date, at Seller’s expense, Seller will deliver to Buyer audited financial statements of the Business in the form and for the periods required by the U.S. Securities and Exchange Commission by registrants of material subsidiaries, including statements of operations, cash flows and stockholders’ equity of the Business for the fiscal years ended October 31, 2004, October 31, 2003 and October 31, 2002, and the balance sheets of the Business as of October 31, 2004 and October 31, 2003, audited by Ernst & Young, independent certified public accountants (“EY”), together with the unqualified audit report thereon (collectively, the “Business Audited Financial Statements”).  The Business Audited Financial Statements (a) will be complete and correct in all material respects, (b) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (c) will present fairly the operating results, cash flows and financial position of the Business for the respective periods and as of the respective dates indicated therein.  For a period of six (6) years after the Closing Date, Seller will, or will cause the other Members to, (i) provide Buyer Group with such assistance as may reasonably be required in connection with any restatement, reclassification, or similar event involving the Business Financial Statements or the Business Audited Financial Statements and (ii) retain and provide Buyer Group with all records or other information that may be relevant to any such restatement, reclassification, or similar event.

6.4                                 Conduct Prior to Closing.

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Seller will not, and will not cause or permit the other Members to, take any action, or fail to take any action, as a result of which any of the changes or events described in Section 4.6 of this Agreement would occur.  In addition, the Seller will not, and will not cause or permit the other Members to, without the prior written consent of Buyer:

(a)                                  except in the Ordinary Course of Business, buy, or enter into any inbound license agreement with respect to, Third Party Technology or the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Business or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets with any third party;

(b)                                 [Intentionally Omitted]

(c)                                  except in the Ordinary Course of Business, enter into any material Contract relating to (i) the sale or distribution of any Product, (ii) the provision of any services, or (iii) any of the Acquired Assets or Acquired Subsidiaries;

(d)                                 enter into any strategic arrangement or relationship, joint venture, development or joint marketing arrangement or agreement relating to the Business;

(e)                                  terminate, or give notice of termination to, any Business Employee, other than (1) Business Employees who have been given notice of termination prior to the date hereof, and (2) those Business Employees listed on Schedule 6.4(e);

(f)                                    except in the Ordinary Course of Business, hire any employees relating to the Business, other than employees who have received an offer of employment from a Member prior to the date hereof;

(g)                                 change, increase or amend the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Business Employee (whether payable in cash, equity compensation or otherwise), except in the Ordinary Course of Business or other than any such change, increase or amendment: (i) agreed upon by and between a Member and a Business Employee prior to the date hereof, and (ii) which Seller believes is necessary, after consultation with Buyer, to retain key employees;

(h)                                 enter into any Contract that grants any severance or termination pay to any Business Employee other than with the Business Employees listed on Schedule 6.4(e) (whether payable in cash, equity compensation or otherwise), or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Business Employee on the date hereof;

(i)                                     except as may be required by Applicable Laws, adopt or amend or enter into any Foreign Plan;

(j)                                     amend, modify or violate any of the material terms of any of the Acquired Contracts;

(k)                                  to the extent that any of the following would affect the Acquired Subsidiaries or adversely affect the Acquired Assets or the Business during the Post-Closing Tax Period (i) make or change any Tax election, (ii) adopt or change any Tax accounting method, (iii) file any Tax Return outside the Ordinary Course of Business (except that Seller or its Affiliates may file Tax Returns for ADC (UK) claiming a UK Group Relief Allocation, subject to Section 6.16(c)(v)), (iv) file any amended Tax Return, except for an amended Tax Return that conforms to the last sentence of Section 6.16(c)(iv) (in which case Buyer need only be provided with post-filing notice of such amended Tax Return but no consent of Buyer will be required), (v) enter into any closing agreement, (vi) settle any claim or assessment in respect of Taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l)                                     commence or settle any actions or proceedings or obtain any releases of threatened actions or proceedings involving or relating to the Business;

(m)                               take any action, or fail to take any action, that would result in any of the representations and warranties set forth in Article IV not being true and correct on and as of the Closing Date  (except where the failure to be true and correct would not have a Material Adverse Effect) with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(n)                                 issue, grant, deliver or sell or authorize, pledge or otherwise encumber, or propose the issuance, grant, delivery, sale, pledge or encumbrance of, or purchase or propose the purchase of, any shares of capital stock of any Acquired Subsidiary or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any Acquired Subsidiary to issue any such shares or other convertible securities;

(o)                                 declare, set aside or pay any dividends on or make any other distributions (whether in cash, capital stock or property) in respect of any capital stock of any Acquired Subsidiary, except in connection with the distribution of cash on hand as of the Closing Date, or split, combine or reclassify any such capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of such capital stock (or options, warrants or other rights exercisable therefor); or

(p)                                 take, or agree in writing or otherwise to take, any of the actions described in Sections 6.4(a) through (o) above, or any other action that would prevent any Member from performing or cause any Member not to perform its covenants hereunder.

In addition to any other obligation set forth in this Section 6.4, Seller will, and will cause the other Members to: (i) notify Buyer of any changes in the pricing or royalties charged to customers or licensees of the Business occurring between the date of this Agreement and the Closing Date and (ii) subject to applicable law, introduce Buyer Group to customers of the Business.

6.5                                 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Nondisclosure Agreement between Buyer and Seller dated April 5, 2004 (the “Nondisclosure Agreement”).

6.6                                 Non-Solicitation.  For a period of twenty-four (24) months from and after the Closing Date, neither the Seller nor its Affiliates, on the one hand, nor the Buyer or any of its Affiliates on the other hand, without the other parties’ prior written consent, shall hire or solicit, directly or indirectly, or attempt to hire, solicit, or otherwise entice to leave the employ of, in the case of the Seller and its Affiliates, the Buyer and its Affiliates, and in the case of Buyer and its Affiliates, the Seller and its Affiliates, any employee employed by the other party or such other parties’ Affiliates; provided, however, that this Section 6.6 shall not apply if any such employee has been terminated by Buyer or the Acquired Subsidiaries or the Seller or its Affiliates, as the case may be.

6.7                                 Non-Competition.  For a period of twelve (12) months from and after the Closing Date, neither Seller nor any of its Affiliates will, other than in the performance of Seller’s obligations under this Agreement, or the Transition Services Agreement, directly or indirectly (i) manufacture, distribute, design, sell, offer or promote software products that directly compete with the Products anywhere in the world as of the date hereof (the activities described in this clause (i) being referred to herein as a “Competing Activity”), or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any Person or entity who during such period is engaged in a Competing Activity; provided, however, that nothing contained herein shall prevent Seller or any of its Affiliates from (A) providing network testing and measurement services anywhere in the world, (B) owning securities in any entity that may be engaged in a Competing Activity, only to the extent Seller and its Affiliates, collectively, do not own, of record or beneficially, more than fifteen percent (15%) of the outstanding beneficial ownership of such entity, (C) manufacturing, distributing, designing, selling, offering, or promoting or owning, managing, operating, joining, controlling or participating in the ownership, management, operation or control of any Person or entity that manufactures, distributes, designs, sells, offers, or promotes (1) system integration services of any kind (including, without limitation, system integration services relating to operation support software (“OSS”) software including service level assurance or network performance management); (2) any craft, embedded, or element management software (even if such software includes functionality used to interoperate with or otherwise support service level assurance or network performance management software); or (3) any product other than the Products marketed, designed, or developed by Seller or any of its Affiliates as of the date hereof, and any improvements, upgrades, and modifications thereto; (D) having any product (including software) integrated or installed with or certified as interoperating with or otherwise supporting service level assurance or network performance management software and any activities or services related thereto; or (E) acquiring any assets or any equity in a Person who engages in a Competing Activity if (1) at the time of such acquisition, the aggregate sales attributable to the Competitive Activity of such entity as reflected in the most recently completed fiscal year of the entity to be acquired for which financial statements are then available are less than the greater of  $25,000,000 or fifteen percent (15%) of the total sales of such entity for such fiscal year, and (2) Seller or any of its Affiliates, as the case may be, cease to engage in such Competing Activity within six (6) months after the consummation of the transaction.  Finally, in the event that all of the stock of Seller, or all of the stock, or substantially all of the assets of, any of Seller’s Affiliates, is acquired by a third party that is independent of Seller and is otherwise not affiliated with Seller in any manner, the provisions of this Section 6.7 shall not apply to the acquirer or its Affiliates (but the provision shall continue with respect to Seller and its Subsidiaries).

6.8                                 No Shop.  From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to its terms, the Seller will not, and the Seller will cause its and its Affiliates respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, directly or indirectly (a) solicit or encourage submission of any Acquisition Proposal (as defined herein) by any Person (other than Buyer and its Affiliates, agents and representatives) or (b) participate in any discussions or negotiations with, or disclose any information concerning any Member to, or afford access to the properties, books or records of any Member, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Buyer and its Affiliates, agents, and representatives) in connection with any Acquisition Proposal with respect to any Member.  For purposes of this Agreement, an “Acquisition Proposal” means any proposal or offer relating to (i) the acquisition, sale or license of any of the Acquired Assets, other than inventory in the Ordinary Course of Business, (ii) any merger, acquisition, consolidation, sale or license of substantially all of the assets or similar transactions involving any Acquired Subsidiary, ADC (USA) or any ADC Foreign Subsidiary or (iii) sales of any capital stock of any Acquired Subsidiary.  The Seller will immediately cease any and all existing activities, discussion, or negotiations with any parties (other than Buyer and its Affiliates, agents and representatives) conducted heretofore with respect to any of the foregoing.  The Seller will promptly (A) notify Buyer if it receives any proposal or written inquiry or written request for information in connection with an Acquisition Proposal or potential Acquisition Proposal and (B) notify Buyer of the terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.  In addition, from and after the date of this Agreement, until the earlier to occur of the Closing Date or termination of this Agreement pursuant to its terms, the Seller will not, and the Seller will cause its and its Affiliates respective directors, officers, employees, representatives, investment bankers, agents and Affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person (other than Buyer).

6.9                                 Notification of Certain Matters.

(a)                                  From and after the date of this Agreement until the Closing, the Seller will be entitled to correct or otherwise revise any or all portions of the Seller Disclosure Letter (collectively, a “Seller Disclosure Letter Change”) if any representation or warranty made by Seller in this Agreement has subsequently become, untrue in any respect.  The delivery of a Seller Disclosure Letter Change pursuant to this Section 6.9(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement for purposes of determining whether the condition set forth in Section 7.2(a) has been satisfied (but shall cure such breach for all other purposes under this Agreement), except for the disclosure of Contracts entered into after the date of this Agreement which were not entered into in violation of the terms of this Agreement.

(b)                                 Seller shall give prompt notice to Buyer of any failure of any Member to comply in any material respect with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.  Delivery of any notice pursuant to this Section 6.9(b) shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement.

6.10                           Public Disclosure.  Upon execution of this Agreement, Buyer and Seller will issue a press release approved by both parties announcing the Acquisition.  Thereafter, Buyer and Seller may issue such press releases, and make such other disclosures regarding the Acquisition, as they determine are required under applicable securities laws or regulatory rules (subject to reasonable, prior consultation with the other party) or that are made with the prior written approval of the other party.

6.11                           Consents.  Seller shall use, and shall cause each of the other Members to use, commercially reasonable efforts to obtain prior to the Closing all consents, waivers and approvals to the extent required under each Acquired Contract for the consummation of the transactions contemplated hereby, in each case in substantially a form reasonably acceptable to Buyer.  For a period of ninety (90) days from and after the Closing (the “Consent Effort Period”), Seller shall continue to use, and shall cause each of the other Members to continue to use, commercially reasonable efforts to obtain such consents.  During the Consent Effort Period, if the consent to assignment of any such Contract is not obtained and if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Buyer would not in fact receive all such rights and interests to such Contract (each, an “Unassignable Contract”), Buyer and Seller will cooperate in a mutually agreeable arrangement under which Buyer and its Affiliates (including the

Acquired Subsidiaries) would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer or Affiliate of Buyer, or under which the Seller Group would enforce for the benefit of Buyer, with Buyer or its Affiliate assuming the Seller Group’s obligations, any and all rights of the Seller Group against a third party thereto.  Seller will promptly pay to Buyer when received all monies received by the Seller Group with respect to the Business or any claim or any benefit arising thereunder.  Following the Consent Effort Period, for all Contracts that Seller and its Subsidiaries have not been able to obtain such consent, Seller and its Subsidiaries shall assign such Contracts to Buyer or its Subsidiaries and it shall be the responsibility of Buyer to continue to obtain the necessary consents to such assigned Contracts.  Following such assignment of Contract, Seller and its Subsidiaries shall have no further obligations with respect to such consents not then obtained or with respect to any such unassignable assets and Buyer shall be deemed to have assumed all liabilities related thereto (which, for the avoidance of doubt, shall be considered Assumed Liabilities hereunder).

6.12                           Legal Requirements.  Buyer Group and Seller will take all commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection herewith or therewith.  Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its Subsidiaries in connection with this Agreement and the Collateral Agreements and consummating the transactions contemplated hereby and thereby or the taking of any action contemplated by this Agreement or the Collateral Agreements.

6.13                           Additional Documents and Further Assurances.  Each party hereto will, at and after the Closing, cooperate fully with the other parties and execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested to more effectively convey, transfer and vest title in the Transferred Assets, the Acquired Shares, the Assumed Liabilities and the Share Consideration.  Should it be determined at any time prior to the sixth anniversary of the Closing Date that any Tangible Assets which, pursuant to this Agreement, should have been transferred to the Buyer Group, are still in the possession of Seller or its Subsidiaries, such assets will be held in trust for the benefit of the Buyer Group and such assets (and related rights) shall be delivered to Buyer Group by Seller (or Seller shall cause them to be delivered) promptly.  Reasonable, actual third party out of pocket expenses incurred in connection with compliance with this Section 6.13 will be reimbursed by the requesting party.

6.14                           Employees and Employee Benefits.  Section 6.14 (b) does not apply to the ADC (UK) Business Employees all of whom shall remain employees of ADC (UK) after Closing.

(a)                                  Seller shall take, or shall cause to be taken, all necessary actions to terminate the Acquired Subsidiaries participating employer status in each Foreign Plan listed on Schedule 4.16(i), such termination to be effective as of the Closing Date.

(b)                                 Buyer Group shall, or shall cause its Affiliates to, effect the transfer as of 12:01 a.m. on the day immediately following the Closing Date of the ADC Foreign Subsidiary Business Employees listed on Schedule 6.14(b) from the ADC Foreign Subsidiary to Buyer Group, or its Affiliates, or Buyer Group shall, or cause its Affiliates to, offer to hire, as of 12:01 a.m. on the day immediately following the Closing Date, ADC Foreign Subsidiary Business Employees listed on Schedule 6.14(b), respectively (such list to be as of the date set forth on Schedule 6.14(b) and as updated prior to the Closing Date to reflect changes permitted under Article VI of this Agreement or changes agreed to in writing by Buyer between the date of this Agreement and the Closing Date), in accordance with the Foreign Employee Transfer Regulations and any other Applicable Law.  Seller and the ADC Foreign Subsidiaries and Buyer Group will cooperate to provide required notices to ADC Foreign Subsidiary Business Employees in accordance with the Foreign Employee Transfer Regulations.  Buyer Group will make such transfer or offer of employment on terms and conditions substantially similar to each such ADC Foreign Subsidiary Business Employee’s terms and conditions of employment with the ADC Foreign Subsidiary as of the Closing Date; provided, that in no event will Buyer Group’s transfer or offer of employment be on terms and conditions of employment that are not reasonably sufficient to prevent any ADC Foreign Subsidiary Business Employee from successfully claiming, by reason of the failure of Buyer Group or its Affiliate to offer sufficient terms and conditions, that such ADC Foreign Subsidiary Business Employee has been damaged by reason of being “unfairly dismissed” under, or that such transfer of employment or offer of employment is otherwise not in compliance with, the Foreign Employee Transfer Regulations.  Seller shall cooperate and assist Buyer Group in making such offers of employment and Seller and its Affiliate will satisfy their obligations under Applicable Law (including, without limitation, the Foreign Employee Transfer Regulation) with respect to the transfer of the ADC Foreign Subsidiary Business Employees to Buyer Group and its Affiliates and will fully indemnify and hold harmless Buyer Group and its Affiliates from any damages arising from the failure of Seller and its Affiliates to satisfy Applicable Law including, without limitation, the Foreign Employee Transfer Regulations.  Each ADC Foreign Subsidiary Business Employee who either accepts Buyer Group’s offer of employment or who is transferred from the ADC Foreign Subsidiary to Buyer Group or its Affiliates, is referred to herein as a “Foreign Subsidiary Transferred Employee.”  Buyer Group and its Affiliates will satisfy Applicable Law with respect to the employment of each Foreign Business Employee (including any Foreign Subsidiary Transferred Employee) by Buyer Group or its Affiliates and Buyer Group will fully indemnify and hold harmless Seller and its Affiliates (including the ADC Foreign Subsidiaries) from any damages arising from the failure of Buyer Group or its Affiliates to satisfy Applicable Law, including, without limitation, the Foreign Employee Transfer Regulations with respect to the transfer of ADC Foreign Subsidiary Business Employees to Buyer Group and its Affiliates.  Seller and Buyer Group will use reasonable efforts to ensure that each ADC Foreign Subsidiary Business Employee listed on Schedule 6.14(b) will consent to the transfer of his or her employment relationship to, or accept an offer of employment from, Buyer Group or its Affiliates.  Buyer Group will assume and discharge timely and fully all obligations and liabilities arising under the Foreign Employee Transfer Regulations that become due to any Foreign Business Employee (including any Foreign Subsidiary Transferred Employee) on or after the Closing Date including, without limitation, any obligations and liabilities in connection with any change in the terms and conditions of such Foreign Business Employee’s employment with Buyer Group or its Affiliates from the terms and conditions of such individual’s employment with a ADC Foreign Subsidiary or Acquired Subsidiary as of the Closing Date and Buyer Group will fully indemnify and hold harmless Seller and its Affiliates (including the ADC Foreign Subsidiaries) from any damages arising from the failure of Buyer Group or its Affiliates to do so.

(c)                                  The Seller or ADC Foreign Subsidiaries will be responsible for all compensation and other rights and benefits accrued and due with respect to the period on and prior to the Closing Date to each Foreign Subsidiary Transferred Employee.  Buyer Group or its Affiliates will be responsible for all compensation and all other rights and benefits accruing and becoming due with respect to the period beginning on the day immediately following the Closing Date to each Foreign Subsidiary Transferred Employee under such individual’s employment agreement, if any, and/or the Foreign Employee Transfer Regulations.  Notwithstanding the foregoing and for the avoidance of doubt, Buyer Group or its Affiliates will be responsible for all amounts payable to any Continuing Employee after the Closing Date under any ADC Sales Incentive Plan, regardless of whether such obligation was incurred on or prior to the Closing Date.

(d)                                 To the extent permitted by Applicable Law, Buyer Group and its Affiliates will recognize and credit each Continuing Employee with such individual’s unused vacation, personal leave days, leave entitlement or paid time off balance with the Member as of the Closing Date.

(e)                                  On and after the Closing Date, each Continuing Employee will be eligible to participate in the employee benefit plans maintained by Buyer Group or its Affiliate for similarly situated employees of Buyer Group or its Affiliate (“Buyer’s Plans”), subject to any eligibility requirements applicable to such plans and Buyer’s obligations under other provisions of this Section 6.14; provided, that Buyer Group will provide Continuing Employees of ADC (UK) with employee benefit plans including, but not limited to a pension scheme, that provide substantially similar benefits as those provided under the Foreign Plans of ADC (UK).  Buyer Group will offer each Continuing Employee who is a U.S. Domestic Business Employee and his or her eligible dependents who, immediately prior to the Closing Date were participants in a U.S. Domestic Plan that is a group medical plan, with coverage as of the Closing Date under a Buyer’s Plan that is a group medical plan, subject to the eligibility requirements under such group medical plan.  Buyer Group will use commercially reasonable efforts to ensure that for purposes of (i) waiting periods for eligibility to participate under Buyer’s Plans, (ii) vesting service periods under Buyer’s Plans, (iii) any pre existing condition limitation period or restriction under Buyer Group’s medical and/or disability benefit plans and (iv) length of service periods for determining benefits under Buyer Group’s vacation, personal leave days, leave entitlement or paid time off programs, severance plan and short term disability plan for which such Continuing Employee may be eligible on or after the Closing Date, that service by such individual with any Member or other Affiliates of Members will be treated as service with Buyer Group and its Affiliates.  Notwithstanding the foregoing, such participation and service credit shall be governed by, subject to, and limited by, Applicable Law, including the Foreign Employee Transfer Regulations.

(f)                                    Seller and Buyer Group will each reasonably cooperate to effect the transfer of retirement account balances under Foreign Plans and ADC Foreign Subsidiary Plans to an existing retirement plan or a new retirement plan established by Buyer Group or its Affiliates, in accordance with the terms of the applicable plans and Applicable Law (including, but not limited to, the Foreign Employee Transfer Regulations) and Seller and Buyer Group will execute or cause to be executed such further agreements to provide for the transfer of such retirement account balances as may be reasonably required.  Notwithstanding the foregoing, effective on the day immediately following the Closing Date, Continuing Employees of ADC (UK) will be offered  membership in an existing pension scheme or new pension scheme established by the Buyer Group or its Affiliates and such scheme will:

(i)                                     provide pension and other benefits substantially similar in nature to the corresponding pension and other benefits which were provided to Continuing Employees of Walleye (UK) under the ADC Telecommunications UK Ltd Retirement Plan as of the Closing Date;

(ii)                                  be capable of accepting a transfer value from the ADC Telecommunications UK Ltd Retirement Plan if any such UK Continuing Employee elects to make such a transfer; and;

(iii)                               be a pension scheme being approved or capable of being approved as an exempt approved scheme for the purposes of Chapter I of Part XIV of ICTA.

(g)                                 If Buyer Group or any of its Affiliates terminate the employment of any Continuing Employee without cause within six (6) months after the Closing Date, then Buyer Group will provide, or will cause its Affiliate to provide, any such Continuing Employee with severance benefits at least as favorable as those described on Schedule 6.14(g).

(h)                                 Nothing herein expressed or implied shall confer upon any Business Employee or other employee, former employee, leased employee, independent contractor or consultant of any Member or legal representatives thereof, any rights or remedies, including right to employment or continued employment for any specified period, under or by reason of this Agreement

(i)                                     Subject to Applicable Law, the members of the Selling Group agree to make available to Buyer, for inspection and copying by Buyer, all employment and personnel records and information relating to any Business Employee.

(j)                                     The parties acknowledge and agree that one or more of the Acquired Subsidiaries employ certain individuals who are not used in or necessary for the conduct of the Business (the “Excluded Employees”).  Prior to the Closing Date, Seller will cause the transfer of the Excluded Employees from the Acquired Subsidiaries to other Affiliates of Seller and assume all Liabilities in connection therewith.  Excluded Employees are listed on Schedule 6.14(j) (which Schedule shall be updated as of the Closing Date to reflect changes occurring after the date hereof in the Ordinary Course of Business).  Notwithstanding any provision in this Agreement to the contrary, the parties hereto acknowledge and agree that the transfer of the Excluded Employees will not constitute a breach by the Seller or Seller Group of any representation, warranty or covenant by the Seller and Seller Group contained in this Agreement.

6.15                           Litigation Matters; Access to Books and Records.

(a)                                  Seller and Buyer shall reasonably cooperate with each other at the requesting party’s expense in the prosecution or defense of any claim, litigation or other proceeding arising from their respective conduct or operations of the Business or any Acquired Subsidiary and involving one or more third parties.  The party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

(b)                                 After the Closing, Buyer Group and Seller Group will permit the other to have reasonable access to and the right to make copies (at the requesting party’s expense) of such of the other or its Affiliates’ books, records and files, to the extent they relate to the Business or any Acquired Subsidiary, for any reasonable purpose related to litigation, financial reporting, tax return preparation, or tax compliance matters.  In addition, each party shall make available to the other, upon reasonable request personnel who are familiar with any such matter requested.  Buyer agrees to preserve and keep all of the books, records and files of the Business included in the Acquired Assets for a period of not less than six (6) years after the Closing Date, or for any longer period as may be required (i) by any Governmental Authority, (ii) by any Law or (iii) as Seller may request in writing in connection with any ongoing litigation, suit or proceeding.  At Seller’s reasonable request after such time, Buyer shall afford Seller a reasonable opportunity, at Seller’s sole cost and expense, to segregate, remove or copy such books, records and files as Seller may reasonably request

(c)                                  Notwithstanding anything in this Agreement to the contrary, Seller and Buyer acknowledge that ADC (Brazil) is a party to a lawsuit entitled Assessoria em Audio e Video Sterling do Brasil (the “Brazil Litigation”) that is not related to the Business and that Seller shall remain fully responsible for, and shall control all aspects of, such Brazil Litigation.  Buyer shall assist Seller, its Affiliates and their Counsel with such litigation in accordance with the provisions of Section 6.15(a).

6.16                           Tax Matters.

(a)                                  Responsibility for Taxes.

(i)                                     Seller hereby agrees to jointly and severally indemnify Buyer and the other Indemnified Parties, and hold them harmless from and against all liabilities for Excluded Tax Liabilities (excluding Accrued Taxes) and against all Losses (exclusive of costs and expenses incurred by Buyer in the joint control and administration of Tax Claims pursuant to Section 6.16(b)(ii)(A)) incurred in contesting or otherwise in connection with any such Excluded Tax Liabilities.  Notwithstanding the foregoing, the Seller shall not be obligated to indemnify or hold harmless any Indemnified Parties from any liability for Taxes attributable to any action taken outside the ordinary course of business on the Closing Date, but after the time of Closing, by any of the Indemnified Parties (other than any such action expressly required by Applicable Law or by this Agreement), or attributable to a breach by Buyer of its obligations under this Agreement.

(ii)                                  Buyer shall indemnify Seller and its Affiliates and hold them harmless from (A) all liability for Taxes imposed upon any of the Acquired Subsidiaries, the Business or the Transferred Assets for any Post-Closing Tax Period, (B) with respect to any Straddle Period, that portion of any Taxes imposed upon any of the Acquired Subsidiaries, the Business or the Transferred Assets that are not allocable to the Pre-Closing Tax Period pursuant to Section 6.16(a)(iii), (C) all liability for Taxes attributable to a breach by Buyer of its obligations under this Agreement, (D) Transfer Taxes, and (E) all Losses incurred in contesting or otherwise in connection with any such Taxes.

(iii)                               In the case of any Straddle Period:

(1)                                  Real, personal and intangible property Taxes (other than Transfer Taxes) (“Property Taxes”) imposed upon any of the Acquired Subsidiaries, the Business or the Transferred Assets shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period; and

(2)                                  Taxes (other than Property Taxes) imposed upon any of the Acquired Subsidiaries, the Business or the Transferred Assets allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after such date in proportion to the number of days in each period.

(iv)                              Notwithstanding anything to the contrary in this Agreement, (A) the indemnity obligations pursuant to this Section 6.16, the representations and warranties contained in Section 4.13 (Tax Matters) hereof, and any claim for breach of the covenants set forth in this Section 6.16 or Section 6.4(k) shall terminate on the close of business on the thirtieth (30th) day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof) and (B) all matters relating to Taxes shall be governed by this Section 6.16; in the event of a conflict between the provisions of this Section 6.16 and the any other section of this Agreement, this Section 6.16 shall govern and control.

(v)                                 Buyer shall be responsible for all Transfer Taxes arising out of the transactions contemplated by this Agreement.

(b)                                 Procedures Relating to Indemnification of Tax Claims.

(i)                                     If one party is responsible for the payment of Taxes pursuant to Section 6.16(a) (the “Tax Indemnifying Party”), and the other party (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim relating to Taxes (a “Tax Claim”), the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim.  If notice of a Tax Claim is not given to the Tax Indemnifying Party within a sufficient period of time to allow such party effectively to contest such Tax Claim, or in reasonable detail to apprise such party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party (or any of its Affiliates or any of their respective officers, directors, employees, stockholders, agents or representatives) to the extent that the Tax Indemnifying Party’s position is actually prejudiced as a result thereof.

(ii)                                  With respect to any Tax Claim for which the Tax Indemnifying Party acknowledges in writing its liability under this Section 6.16, the Tax Indemnifying Party shall assume and control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative proceedings with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund or contest the Tax Claim in any permissible manner; provided, however, that (A) Seller and Buyer shall jointly control at their own expense all proceedings taken in connection with any such Tax Claim, and shall not settle any such Tax Claim without the other party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) if such Tax Claim relates (1) to Taxes of any of the Acquired Subsidiaries for a Straddle Period or (2) to Taxes for which Buyer or its Affiliates is liable and to Taxes for which Seller or its Affiliates is liable, (B) if any Tax Claim reasonably could be expected to adversely affect (1) any of Buyer, the Acquired Subsidiaries, or their Affiliates in any Post-Closing Tax Period, then the Tax Claim shall not be resolved, settled or compromised without Buyer’s consent, which consent will not be unreasonably withheld, conditioned or delayed or (2) any of Seller, the Acquired Subsidiaries, the ADC Foreign Subsidiaries or their Affiliates in any Pre-Closing Tax Period, then the Tax Claim shall not be resolved, settled or compromised without Seller’s consent, which consent will not be unreasonably withheld, conditioned or delayed, and (C) the Tax Indemnifying Party shall not be entitled to assume and control the proceedings taken in connection with a Tax Claim if, taking into account the maximum amount payable under the Tax Claim assuming it were adversely determined, the Tax Indemnifying Party is insolvent or subject to the jurisdiction of a court in a Title 11 or similar case.

(iii)                               In the event that the Seller and Buyer cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes (including the purchase price allocation referred to in Section 3.5 hereof), such dispute shall be resolved by an internationally recognized accounting firm mutually agreeable to Seller and Buyer, whose decision shall be final and binding upon all Persons involved and whose expenses shall be shared equally by Seller and Buyer.

(iv)                              Notwithstanding anything herein to the contrary, the parties agree that the “Current Deferred Tax Liability” set forth on the Business Balance Sheet in the amount of $341,250 (as such amount is adjusted through the Closing Date) relating to the potential payment of Malaysian withholding Taxes for accrued but unpaid services owing to a related party, to the extent all or any portion of such liability remains outstanding on the Closing Date Working Capital Statement, reflects the currently applicable withholding tax rate of ten percent (10%) under Malaysian law and neither party will make a claim for or seek indemnification from the other party to the extent that such withholding rate fluctuates above or below ten percent (10%) after the Closing Date but prior to the date on which such withholding must be computed and remitted to the Malaysian authorities.

(c)                                  Tax Returns.

(i)                                     Except as provided in Section 6.16(c)(v), for any Straddle Period, Buyer shall timely prepare and file with the appropriate Tax authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided, however, that, with respect to such Tax Returns, (A) Seller shall pay to Buyer or its designated Affiliate any amount owed by Seller pursuant to Section 6.16(a)(i) above at least five (5) days before such Taxes are due and (B) Buyer shall reimburse Seller for any overpayment of Taxes (determined in accordance with Section 6.16(a)(iii)), including by reason of the payment of any estimated Taxes or otherwise, paid by Seller, the Acquired Subsidiaries or the ADC Foreign Subsidiaries to the extent such overpayment is not governed by Section 6.16(e).  All such Tax Returns shall be prepared on a basis consistent with past practice unless otherwise required by Applicable Law.  Buyer shall furnish such Tax Returns to Seller for approval (which approval shall not be unreasonably conditioned, delayed or withheld) at least thirty (30) days prior to the due date for filing such Tax Returns.

(ii)                                  Except as provided in Section 6.16(c)(v), for any taxable period of any of the Acquired Subsidiaries or relating to any of the Transferred Assets or the Business that ends on or before the Closing Date, Seller shall timely prepare or cause to be prepared, and the appropriate party (including Buyer if applicable) shall timely file with the appropriate Tax authorities all Tax Returns required to be filed.  Seller shall pay all Taxes due with respect to such Tax Returns.  To the extent that any such payment is in respect of Accrued Taxes, Buyer shall pay such liability directly to the applicable Governmental Entity or Buyer shall reimburse Seller for such amount.  Any such Tax Return required to be filed by Buyer or any of the Acquired Subsidiaries shall be furnished by Seller to Buyer and the appropriate Acquired Subsidiary, as the case may be, for signature and filing at least five (5) days prior to the due date for filing such Tax Return and such Tax Return shall be promptly signed and filed.  Seller and Buyer agree to prepare and file, or cause to be prepared and filed, all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the Closing, unless a Tax Return prepared and filed on that basis is not permitted by Applicable Law.  Except as set forth in the immediately preceding sentence, all such Tax Returns shall be prepared on a basis consistent with past practice unless otherwise required by Applicable Law.

(iii)                               Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party for approval (which shall not be unreasonably conditioned, delayed or withheld) at least ten (10) days prior to the due date of such Tax Returns.  Buyer shall pay to Seller or its designated Affiliate any amount owed in respect of Transfer Taxes by Buyer pursuant to Sections 6.16(a)(ii)(D) or (v) at least five (5) days before such Taxes are due, unless Buyer or its Affiliate is the party referred to in the preceding sentence, in which case Buyer or its Affiliate shall pay such Transfer Taxes to the appropriate Governmental Authority when due.

(iv)                              Subject to Section 6.16(e), Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns including the Acquired Subsidiaries for taxable periods ending on or prior to the Closing Date.  Subject to Section 6.16(e), for those jurisdictions in which separate Tax Returns are filed by the Acquired Subsidiaries, any amended Tax Returns shall be prepared by Seller and furnished to Buyer and the applicable Acquired Subsidiary, as the case may be, for signature and filing at least twenty (20) days prior to the due date for filing such Tax Returns, and Buyer or the applicable Acquired Subsidiary, as the case may be, shall promptly sign and timely file any such amended Tax Return.

Notwithstanding the foregoing Seller shall not amend, and shall not cause or permit any amendment of, any Tax Return of or including any of the Acquired Subsidiaries, the Transferred Assets or the Business in a manner that adversely affects Buyer, its Affiliates, including the Acquired Subsidiaries, the Transferred Assets or the Business, except that any such amended Tax Return, including any EU Group Relief Refund Claim, may reduce the Tax losses (current or carryover) of ADC (UK).

(v)                                 Notwithstanding Sections 6.16(c)(i) or (ii), Seller shall be entitled to control the preparation and filing of corporate income Tax Returns for ADC (UK) for its taxable years ended October 31, 2003 and 2004 and make a U.K. Group Relief Allocation with respect to such Tax Returns, which may not be consistent with the past practice of Seller or ADC (UK), but such returns shall be prepared in consultation with the Buyer.  Seller shall not make or permit any such U.K. Group Relief Allocation in a manner that adversely affects Buyer, its Affiliates, including the Acquired Subsidiaries, the Transferred Assets or the Business, except that any such U.K. Group Relief Allocation may reduce the Tax losses (current or carryover) of ADC (UK).  If the Closing Date occurs prior to October 31, 2004, such Tax Return for the taxable year ended October 31, 2004 shall (i) be treated in the manner required by Section 6.16(c)(i) for purposes of determining the Buyer’s and Seller’s proportionate share of any Tax liability arising thereunder, and the timing of any required payment or reimbursement of Tax arising from such Tax Return filing, and (ii) be prepared in a manner consistent with the preceding two sentences.

(d)                                 Cooperation.

(i)                                     Each of Seller, the Acquired Subsidiaries, ADC (USA), the ADC Foreign Subsidiaries and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all Tax Claims with respect to all taxable periods.  At Buyer’s reasonable request, each of Seller, the Acquired Subsidiaries, ADC (USA), and the ADC Foreign Subsidiaries shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, and representatives reasonably to cooperate, with Buyer and its Affiliates in structuring and implementing the transactions contemplated by this Agreement in order to assist Buyer and its Affiliates in their Tax planning.

(ii)                                  Such cooperation shall include the retention and, at the time and place mutually agreed upon by the parties, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made.  The requesting party shall reimburse the other party for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs.  The responsibility to retain records and information shall include the responsibility to (A) retain such records and information as are required to be retained by any applicable Tax authority and (B) retain such records and information in machine-readable format where appropriate  (to the extent such records and information are in such format as of the Closing Date) such that the requesting party shall be able to readily access such records and information.  Each of Seller, the Acquired Subsidiaries, ADC (USA), the ADC Foreign Subsidiaries and Buyer shall (1) retain all books and records with respect to Tax matters pertinent to each of the Acquired Subsidiaries, the Acquired Assets and the Business relating to any taxable period beginning before the Closing Date until thirty (30) days after the expiration of the statute of limitations of the respective taxable periods (and, to the extent notified by Buyer or Seller, any extensions thereof), and to abide by all record retention arrangements entered into with any Tax authority, and (2) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller or Buyer, as the case may be, shall allow the other party to take possession of such books and records at its sole cost and expense.  Any information or explanation obtained pursuant to this Section 6.16(d)(ii) shall be maintained in confidence, except (x) as may be legally required in connection with claims for refund or in conducting or defending any Tax Claim, or (y) to the extent the disclosing party provides written permission for such disclosure.

(e)                                  Refunds and Credits.

(i)                                     Except as provided in Section 6.16(e)(ii) and except for Tax refunds in respect of value added or ad valorem taxes set forth on the Closing Date Working Capital Statement, any refunds of or credits against Taxes that are Excluded Tax Liabilities, including any refunds from any EU Group Relief Refund Claims, shall be for the account of Seller, and if any of Buyer Group or the Acquired Subsidiaries receives or becomes entitled to any Tax refund or any amount credited against Tax that relates to a Pre-Closing Tax Period, it shall (A) in the case of a refund, pay Seller the amount of any such refund, reduced by any net Tax required under Applicable Law to be paid by Buyer, the Acquired Subsidiaries or their Affiliates with respect thereto and net of any Tax effect on Buyer, the Acquired Subsidiaries or their Affiliates attributable to the reduction in any Tax attribute as a result of the receipt of such refund, and (B) in the case of a credit, pay to Seller at such time or times as such credit is actually utilized, the excess of (I) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by Buyer, the Acquired Subsidiaries or their Affiliates in the absence of such credit over (II) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by Buyer, the Acquired Subsidiaries or their Affiliates. Any  Tax refunds or credits of the Acquired Subsidiaries for any Post-Closing Tax Period shall be for the account of Buyer.  Any refunds or credits of the Acquired Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer in the manner set forth in Section 6.16(a)(iii).  Buyer shall, if Seller so requests and at Seller’s expense, file for and obtain any refunds or credits, or cause the Acquired Subsidiaries to file for and obtain any refunds or credits, to which Seller is entitled under this Section 6.16(e) including any EU Group Relief Refund Claims; provided, however, that Buyer shall not be obligated to file for or obtain, or to cause the Acquired Subsidiaries to file for or obtain, and Seller shall not file for or obtain, and shall not cause its Affiliates to file for or obtain, refunds or credits that reasonably could be expected to have an adverse effect on any of Buyer, the Acquired Subsidiaries or their Affiliates in any taxable period ending after the Closing Date unless Buyer’s written consent has been obtained, which shall not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, a reduction in the Tax losses (current or carryover) of ADC (UK) shall not be an adverse effect.  Buyer shall permit Seller to control the prosecution of any such refund claim provided that the Seller has complied with the two preceding sentences.

(ii)                                  To the extent permitted by Applicable Law, Buyer shall (or shall cause or permit the Acquired Subsidiaries to) elect to relinquish any carryback of a Tax attribute to any Pre-Closing Tax Period.  In cases where Buyer cannot elect to relinquish such carrybacks under Applicable Law, Seller agrees to pay to Buyer the net Tax benefit received by any of the Seller, the Acquired Subsidiaries or any of their Affiliates from the use in any Pre-Closing Tax Period of a carryback of any Tax attribute of any of the Acquired Subsidiaries arising in a Post-Closing Tax Period.  Such benefit shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or the amount of the Tax refund, offset or other reduction in Tax liability actually receivable) by any of Seller, the Acquired Subsidiaries or any of their Affiliates in the absence of such carryback over (ii) the amount of Taxes actually payable (or the amount of the Tax refund, offset or other reduction in Tax liability that would have been receivable) by, or taken into account in determining any adjustment arising on audit of, any of Seller, the Acquired Subsidiaries or any of their Affiliates.  Payment of the amount of such benefit shall be made within ninety (90) days of the filing of the applicable Tax Return or any adjustment for the Tax year in which the Tax attribute is carried back.  If, subsequent to any such payment, there shall be (A) a Final Determination which results in a disallowance or a reduction of the Tax attribute so carried back or (B) a reduction in the amount of the benefit realized by any of Seller, the Acquired Subsidiaries or any of their Affiliates from such Tax attribute as a result of a Final Determination, Buyer shall repay to Seller, within ninety (90) days of such event described in (A) or (B), any amount that would not have been payable to Buyer pursuant to this Section 6.16(e)(ii) had the amount of the benefit been determined in light of such events.

(f)                                    Section 338(g) Elections.  Seller agrees that Buyer may make an election under Section 338(g) of the Code with respect to the purchase of the Acquired Shares of ADC (MAL).

(g)                                 Tax Sharing Agreements.  Any Tax sharing agreement, arrangement or policy (whether written or oral) to which any of the Acquired Subsidiaries is a party or by which any of the Acquired Subsidiaries is bound shall be terminated immediately prior to the Closing.

(h)                                 Withholding Rights.  Buyer shall be entitled to deduct and withhold from any payment owed under this Agreement such amounts as are required to be deducted and withheld under the Code, and any similar withholding requirements under state, local or non-U.S. Tax law by reason of the transactions consummated pursuant to this Agreement.  Buyer shall provide Seller with reasonable notice of Buyer’s intent to withhold any amount from any payment promptly after Buyer becomes aware of such withholding obligation and Buyer shall cooperate with Seller in taking any measures that may be reasonably necessary and appropriate to mitigate, reduce or eliminate any such deductions or withholdings and, after any deduction and withholding, to obtain a Tax refund or credit of any amounts so withheld or deducted.  Buyer shall pay over to the appropriate taxing authorities any amounts so withheld on or prior to the due date for such payments, and to the extent that amounts so withheld are paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable party in accordance with the terms of this Agreement.

6.17                           [Intentionally Omitted].

6.18                           Balance Sheet Delivery.  Not later than forty-five (45) days after the Closing Date, Seller shall deliver a balance sheet of the Business as of the close of business on the day prior to the Closing Date prepared in good faith by the Seller on a basis consistent with the Valuation Date Balance Sheet, it being understood and agreed that such balance sheet is delivered without any representation or warranty as to its accuracy or preparation (other than the obligation to prepare it in good faith) and that the Buyer Group shall not, except to the extent such balance sheet is not prepared in good faith, be entitled to bring any claim with respect to such balance sheet.

6.19                           Delivery of Source Code.  Promptly after the Closing, Seller shall deliver to Buyer Group all copies of any Source Code to any Software that is Acquired Technology and that is not held by an Acquired Subsidiary as of the Closing Date.  No member of the Seller Group shall have retained any copy of any Source Code to any Software that is Seller Technology.

6.20                           Transfers by ADC Foreign Subsidiaries.  The Seller shall, subject to Applicable Law, cause the ADC Foreign Subsidiaries to take all action necessary to transfer and assign all of the Acquired Assets and Assumed Liabilities owned by each such ADC Foreign Subsidiary to Buyer or an Affiliate of Buyer for no additional consideration and Buyer or an Affiliate of Buyer shall assume all such Acquired Assets and Assumed Liabilities.  The Seller and Buyer Group shall cooperate on the form of the various transfer documents to be used in connection with the transfer of the Acquired Assets and Assumed Liabilities contemplated hereunder (the “Local Transfer Agreements”).  Each such jurisdiction where a Local Transfer Agreement will be required is set forth on Schedule 6.20.  The Seller and Buyer Group hereby acknowledge and agree that no Local Transfer Agreements shall enlarge, modify or alter in any way the representations and warranties, rights, remedies and obligations of any party under this Agreement.  The Seller and Buyer Group shall cooperate with and assist each other (including providing all necessary documents and certifications) in obtaining any exemptions from or reductions of any value added taxes, stamp taxes and similar Transfer Taxes in any jurisdiction in which any Acquired Assets and Assumed Liabilities contemplated hereunder are transferred hereunder.  Seller and Buyer shall pay the Transfer Taxes, if any, with respect to the transfers described in this Section 6.20 in the manner described in Section 6.16(a).

6.21                           Transfer of Cash.  Notwithstanding anything to the contrary in the Agreement, all of the cash held by the Acquired Subsidiaries will be transferred to Seller or a Subsidiary of Seller (other than the Acquired Subsidiaries) as of the time immediately prior to Closing.

6.22                           Rights to ADC Name.  Buyer acknowledges that it is not acquiring any rights to the “ADC” name or any derivative thereof.  Accordingly, Buyer agrees to change the names of the Acquired Subsidiaries within fifteen (15) days after the Closing Date so that the names of the Acquired Subsidiaries do not include any reference to “ADC” or any derivative thereof.  It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 6.22 by Buyer and that the Seller shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach.

6.23                           Intercompany Payables and Receivables.  As of the Closing Date, the Seller will eliminate all intercompany payables and receivables and other indebtedness between the Seller or its Affiliates on the one hand, and members of the Acquired Subsidiaries (including the Acquired Assets and Assumed Liabilities), on the other hand, such that there are no further intercompany payables, receivables or other indebtedness between the Seller or its Affiliates on the one hand, and the Acquired Subsidiaries on the other.  The Seller will provide Buyer with a summary of the necessary accounting adjustments to satisfy the Seller’s obligations in the preceding sentence.  Intercompany payables and receivables and other indebtedness between the Acquired Subsidiaries disclosed in Schedule 6.23 shall not be subject to the provisions of this Section 6.23.

6.24                           Accounts Receivable Cooperation.  In the event any Member of Seller Group receives after the Closing Date payment with respect to any account receivable included on the Closing Date Working Capital Statement or payment of any invoice relating to sales of products or services rendered by Buyer Group or the Acquired Subsidiaries, each such Member will promptly notify Buyer of such receipt and will promptly remit, or Seller will cause such Member to promptly remit, such payment to Buyer.  In the event that Seller or any Member of Seller Group makes a payment after the Closing Date on invoices related to operation of the Business after the Closing Date, or with respect to any Assumed Liability, such Seller or such Member of the Seller Group will promptly notify Buyer of such payment (or Buyer will notify Seller of such payment) and Buyer will promptly remit an amount equal o such payment to Seller or the appropriate Member of Seller Group, and each of Seller and the appropriate Member of Seller Group, as the case may be, agree and acknowledge that it shall not be entitled to any tax deduction for such payment. In the event that Buyer or any member of Buyer Group receive payment after the Closing Date on invoices issued by Seller or any Member of Seller Group relating to an Excluded Asset or relating to a product sold or services rendered by businesses other than the Business, Buyer will promptly inform the appropriate Memeber of Seller group of such receipt and promptly remit, or cause to be remitted, such payment to the appropriate Member of the Seller Group (net of all taxes with respect thereto.

6.25                           Transfer of Certain Assets Out of the Acquired Subsidiaries.  The parties acknowledge and agree that the Acquired Subsidiaries own assets that are not exclusively used in or exclusively held for use in the Business (the “Nonbusiness Assets”).  Prior to the Closing Date, Seller intends, undertakes and agrees to remove the Nonbusiness Assets from the Acquired Subsidiaries to other Affiliates of Seller and assume all

Liabilities in connection therewith.  Notwithstanding any provision in this Agreement to the contrary, the parties hereto acknowledge and agree that the removal of the Nonbusiness Assets will not constitute a breach by Seller of any representation, warranty or covenant by Seller contained in this Agreement; provided that neither Buyer nor the Acquired Subsidiaries shall incur or bear any Liability with regard to such transfers or the Nonbusiness Assets.

6.26                           Reorganization of ADC (Brazil).  Buyer acknowledges that, prior to Closing, Seller may cause the equity interests in ADC (Brazil) to be assigned from on Affiliate of Seller to another Affiliate of Seller.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1                                 Conditions to Obligations of Each Party.  The respective obligations of Buyer Group and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in writing executed by each of Buyer and Seller:

(a)                                  No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b)                                 No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

7.2                                 Additional Conditions to the Obligations of Buyer Group.  The obligation of Buyer Group to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing executed by Buyer:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of Seller in this Agreement were true and correct in all material respects when made and shall be true and correct on and as of the Closing Date (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifications set forth therein) as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) (and Buyer shall receive a certificate from Seller to such effect signed by the Chief Financial Officer of Seller), except, where the failure of such representations and warranties to be so true and correct on the Closing Date would not have a Material Adverse Effect and (ii) Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Seller as of the Closing.

(b)                                 Governmental Approval.  Approvals from any court, administrative agency, commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (if any) reasonably deemed appropriate or necessary by Buyer shall have been timely obtained.

(c)           Third Party Consents.  Buyer Group shall have received evidence reasonably satisfactory to it that Seller has obtained the consents, waivers, approvals, licenses and assignments set forth in Schedule 7.2(c).

(d)           [Intentionally Omitted].

(e)           [Intentionally Omitted].

(f)            Certificate of Seller.  Buyer shall have received a certificate, validly executed by the Chief Executive Officer of Seller for and on Seller’s behalf, to the effect that, as of the Closing Date, each of the conditions to the obligations of the Seller set forth in Section 7.2(a) have been satisfied (unless otherwise waived by Buyer in accordance with the terms hereof).

(g)           Certificate of Secretary of Seller.  Buyer shall have received a certificate, validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Acquired Subsidiary Charter Documents, and (ii) the valid adoption of resolutions of the Board of Directors of the Seller approving this Agreement and the consummation of the transactions contemplated hereby.

(h)           Deliveries.  Seller shall have delivered to Buyer Group executed copies of the Collateral Agreements, and Seller shall have delivered to Buyer Group a power of attorney in form satisfactory to Buyer, signed by Seller authorizing Buyer or such person as it directs to exercise the rights of Seller as a member of ADC (UK) pending the registration of the share transfer.

(i)            Legal Opinion.  Buyer shall have received from Seller Group’s Counsel on or prior to the Closing Date, addressed to it, a legal opinion in substantially the form attached hereto as Exhibit A.

(j)            Transition Services Agreement.  Seller shall have delivered to Buyer an executed copy of a Transition Services Agreement, in substantially the form attached hereto as Exhibit B (the “Transition Services Agreement”).

(k)           Registration Rights Agreement.  Seller shall have delivered to Buyer an executed copy of a Registration Rights Agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

(l)            No Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event or condition of any character (including any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a Material Adverse Effect.

(m)          Resignations.  The directors and officers of each of the Acquired Subsidiaries (other than directors and officers who are also Continuing Employees) in office immediately prior to Closing shall have resigned as directors and officers of the Acquired Subsidiaries effective as of the Closing.

(n)           Board Meeting.  At Closing, the Seller shall procure the holding of a meeting or written action of the directors of ADC (UK) to do the following things: (i) approve (subject to stamping) the transfer of the shares of ADC (UK); to appoint persons nominated by Buyer as directors and secretary and accept the resignations referred to in (m) above.

7.3           Additional Conditions to Obligations of Seller.  The obligations of Seller to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer Group in this Agreement were true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or similar qualifications set forth therein) as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), (and Seller shall receive a certificate from Buyer to such effect signed by the Chief Financial Officer of Buyer) except, where the failure of such representations and warranties to be so true and correct on the Closing Date would not have a Material Adverse Effect and (ii) Buyer Group shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer Group as of the Closing.

(b)           Collateral Agreements.  Buyer Group shall have delivered to Seller executed copies of each Collateral Agreement required to be executed by it.

(c)           Certificate of Buyer.  Seller shall have received a certificate, validly executed by the Chief Financial Officer of Buyer for and on its behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Buyer Group set forth under Section 7.3(a) have been satisfied (unless otherwise waived by Seller in accordance with the terms hereof).

(d)           Certificate of Secretary of Buyer.  Seller shall have received a certificate, validly executed by the Secretary of Buyer, certifying as to (i) the terms and effectiveness of the organizational documents for each member of the Buyer Group, and (ii) the valid adoption of resolutions of the Boards of Directors of Buyer approving this Agreement, determining the fair market value of the Common Stock to be issued pursuant to the terms of this Agreement and approving the consummation of the transactions contemplated hereby.

(e)           Legal Opinion.  Seller shall have received from Buyer Group’s Counsel on or prior to the Closing Date, addressed to it, a legal opinion in substantially the form attached hereto as Exhibit E.

(f)            Transition Services Agreement.  Buyer shall have delivered to Seller an executed copy of the Transition Services Agreement.

(g)           Registration Rights Agreement.  Buyer shall have delivered to Seller an executed copy of the Registration Rights Agreement.

(h)           No Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event or condition of any character (including any bankruptcy or similar legal or equitable proceeding) that has had or is reasonably likely to have a Buyer Material Adverse Effect.

7.4           Acknowledgement of Buyer Litigation .  The parties acknowledge that Buyer is is a party to a lawsuit entitled WatchMark Corp. v. ARGO Global Capital, LLC, et. al., C.A. No. 711-N (Del. Ct. Ch.) (the “Buyer/Stockholder Litigation”).  Buyer hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, neither the existence the Buyer/Stockholder Litigation nor any settlement or court ruling with respect to such litigation shall constitute any condition to Buyer’s obligations under this Agreement or otherwise excuse Buyer’s performance of its obligations under this Agreement.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1           Survival of Representations and Warranties.  The representations and warranties of Seller and Buyer Group contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at 5:00 p.m. Pacific Time on December 31, 2005, provided, however, that the representations and warranties contained in Section 4.2 (Authority), Section 4.3 (Share Ownership), Section 4.9(b) (Title to Properties, Absence of Liens), Section 5.2 (Authority) and Section 5.4 (Issuance of Common Stock) shall survive indefinitely; provided, further that any and representations and warranties and covenants relating to Tax shall survive as provided in Section 6.16(a)(iv); provided, further that any breach of a covenant or representation or warranty resulting from fraud shall survive indefinitely; provided, further that any breach of any covenant contained in Article VI shall survive indefinitely (the expiration of such period, as applicable, the “Survival Date”).

8.2           Indemnification.

(a)           Subject to the provisions of this Article VIII, Seller hereby agrees to indemnify and hold harmless the Buyer and its directors, officers, employees, Affiliates, agents and assigns (each, an “Indemnified Party”) harmless from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses (including reasonable expenses of investigation and defense and the reasonable fees and expenses of attorneys, experts and other professionals), net of insurance proceeds and any tax benefits actually accruing to an Indemnified Party that result in a reduction of Taxes as a result of the events giving rise thereto or thereof (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by such Persons, directly or indirectly, as a result of (A) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement, or in any certificate delivered by any Member pursuant to this Agreement, (B) any failure by any Member to perform or comply with any covenant applicable to it contained in this Agreement or the Collateral Agreements, (C) any Excluded Liabilities, or (D) any failure of any Member to comply with any applicable bulk transfer laws with respect to the transactions contemplated hereby; provided, however, that none of clauses (A) through (D) shall apply to any Loss or Losses in connection with any liability for Taxes, with any such Losses covered exclusively by the indemnification set forth in Section 6.16(a)(i).

(b)           Subject to the provisions of this Article VIII, Buyer Group jointly and severally agrees to indemnify and hold harmless the Seller and its directors, officers, employees, Affiliates, agents and assigns (each also an “Indemnified Party”) harmless from and against all Losses incurred or sustained by such Persons, directly or indirectly, as a result of (A) any breach or inaccuracy of a representation or warranty of Buyer Group contained in this Agreement or in any certificate delivered by Buyer Group pursuant to this Agreement, (B) any failure by any member of the Buyer Group to perform or comply with any covenant applicable to it contained in this Agreement or the Collateral Agreements, (C) the Assumed Liabilities, (D) the operation of the Business after the Closing, (E) the Buyer/Stockholder Litigation or (F) any matters related to Moreland Partners.

8.3           Limitation on Indemnification.

(a)           In seeking indemnification for Losses under this Article VIII, the Indemnified Party shall make no claim against the parties obligated to provide indemnification (the “Indemnifying Party”) for Losses unless and until such Losses aggregate at least $400,000 (the “Basket”) against any Indemnifying Party, in which event the Indemnified Party may make claims solely for Losses in excess of the Basket; provided, however, that for purposes of determining whether Losses aggregate the Basket, such Losses shall be calculated without regard for any materiality, or Material Adverse Effect or similar qualifiers or exceptions in the representations or warranties that have been breached or allegedly breached.  The aggregate liability of any Indemnifying Party pursuant to this Article VIII shall not exceed $6,000,000 (the “Cap”).  Notwithstanding anything to the contrary contained in this Agreement, the Basket and the Cap will not apply: (i) in the case of the Buyer Indemnifying Parties, for any breach or default in connection with the representation and warranty in Sections 5.2 or 5.4, any of the covenants in Sections 6.16 or 6.22, or as provided in clauses (C) or (D) of Section 8.2(b); (ii) in the case of the Seller Indemnifying Parties, for any breach or default in connection with the representation and warranty in Sections 4.2, 4.3, 4.9(b), 4.13, and 4.16, any of the covenants in Section 6.16, or as provided in clause (C) of Section 8.2(a); and (iii) as to any Indemnifying Party, any breach of a representation or warranty resulting from fraud or willful misconduct.

(b)           Notwithstanding any other provisions of this Agreement to the contrary, neither Seller nor the Buyer Group shall be required to indemnify or otherwise protect the Indemnified Parties for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, exemplary, indirect or consequential damages, interference with business operations or diminution of the value of property.

(c)           Sellers shall have no liability or obligation to any Indemnified Party for any Loss to the extent the liability attributable to such Loss is included in the Closing Date Working Capital Statement prepared in accordance with Section 3.3 and Section 3.4 hereof (and such Loss shall not be included as a Loss for purposes of the Basket or the Cap).  In addition, Buyer acknowledges that the Estimated Closing Date Working Capital Statement and the Closing Date Working Capital Statement reflect agreed adjustments as identified on Schedule 1.1(mmm) and, accordingly, Buyer Group shall not be entitled to bring any claim with respect to the matters included in Adjustment #1, Adjustment #2 and Adjustment #3 identified on Schedule 1.1(mmm) if the adjustments set forth therein shall be or be determined to be insufficient.

(d)           The amount of any Loss shall be determined without duplication or double counting of the same Loss under Sections 8.2(a) or 8.2(b), if applicable.  For the avoidance of doubt, all matters relating to the Closing Date Working Capital Statement, to the extent that such matters are either reflected on the Closing Date Working Capital Statement or were the subject of a dispute under Section 3.3 hereof, shall be finally settled in accordance with Section 3.3.  In the event that Losses incurred by Indemnified Party’s result from the conduct of the Business both prior to and after the Closing, Indemnified Party’s obligations under this Article 8 (and any amounts applied towards the Basket) shall be based solely on such Losses to the extent arising out of the conduct of the Business prior to the Closing Date, and Seller shall not be responsible for such Losses to the extent arising out of the conduct of the Business on or after the Closing Date.

8.4           Survival of Claims.  Notwithstanding anything to the contrary, if, prior to the Survival Date, an Indemnified Party makes a claim for indemnification under this Agreement with respect to a misrepresentation in, or breach of, any representation or warranty, then the Indemnified Party’s rights to indemnification under this Article VIII for such claim shall survive any expiration of such representation or warranty.

8.5           Indemnification Procedure.  If an Indemnified Party seeks indemnification under this Article VIII, the Indemnified Party shall deliver an Officer’s Certificate to the Indemnifying Party (or, if the Loss relates to Taxes indemnified under Section 6.16(a), the procedures in Section 6.16(b) have been complied with).  The Indemnifying Party shall respond to such claim by delivering written notice to the Indemnified Party within thirty (30) days following receipt by the Indemnifying Party of the Indemnified Party’s Officer’s Certificate.  For the purposes of this Article VIII, “Officer’s Certificate” means a certificate signed by any officer of the Indemnified Party stating that the Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred or properly accrued, or the basis for such anticipated liability, and (c) the nature of the misrepresentation, breach of warranty or covenant, Excluded Liability or matters set forth in Section 8.2.

8.6           Resolution of Conflicts.  In case the Indemnifying Party shall object in writing to any claim or claims made in any Officer’s Certificate to recover Losses, the Indemnified Party and Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnified Party and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties at which time the claim shall be promptly paid or expensed, as the case may be.

(a)           If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either the Indemnified Party or Indemnifying Party may initiate litigation proceedings with respect to the claim and the related objection notice.

8.7           Third Party Claims.  In the event the Indemnified Party becomes aware of a third party claim prior to the Survival Date that the Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at its expense, to contest and defend such claim, provided that the Indemnifying Party has a reasonable basis for concluding that such defense may be successful and diligently contests and defends such claim.  The Indemnified Party may elect to participate in such defense at its own cost and expense (which expense shall not constitute Losses unless the Indemnified Party, because of a conflict of interest, may not adequately represent any interests of the Indemnified Party and only to the extent that such expenses are reasonable), and to be represented by attorneys of its own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  The Indemnifying Party may not concede, settle or compromise any claim without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if a claim seeks equitable relief or if the subject matter of a claim relates to the ongoing business of the Indemnified Party, if decided against the Indemnified Party, would materially adversely affect the ongoing business of the Indemnified party, then, in each such case, the Indemnified Party alone shall be entitled to contest, defend and settle (subject to the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed) such claim in the first instance and, if the Indemnified Party does not contest, defend or settle such claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such claim.

8.8           Tax Matters.  Notwithstanding anything to the contrary in this Agreement, all matters, including indemnification, relating to Taxes shall be governed by Section 6.16; in the event of a conflict between the provisions of Section 6.16 and any other section of this Agreement, Section 6.16 shall govern and control.

8.9           Subrogation.  In the event that an Indemnifying Party shall be obligated to indemnify any Indemnified Party pursuant to this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of such Indemnified Party with respect to the claim to which the indemnification relates.

8.10         [Intentionally Omitted].

8.11         Payment by Indemnifying Party.  Notwithstanding any other provision hereof, the Indemnifying Party may, at its option, satisfy any obligation for Losses, in whole or in part, (i) by transferring shares of the Share Consideration (or such shares into which any of the foregoing my be converted or exchanged) to the Indemnified Party, in the case of the Seller as the Indemnifying Party, or (ii) by issuing additional shares of Common Stock to the Indemnified Party, in the case of the Buyer as the Indemnifying Party; provided, however, that payment must be made in cash for any item excepted from the Basket and Cap pursuant to the last sentence of Section 8.3(a).  For purposes of any such payment, shares of Common Stock transferred shall be deemed to have a value of $1.25 per share.

8.12         Exclusive Remedy.  Except for (i) any action based upon allegations of fraud with respect to the other in connection with this Agreement or any certificate delivered hereunder, (ii) for any action based upon a breach of the Transition Services Agreement, and (iii) any equitable relief expressly provided for in this Agreement, from and after the Closing the parties sole remedy with respect to any and all claims arising under this Agreement or in connection with the transactions contemplated hereby, shall be pursuant to this Article VIII, and, in furtherance of the foregoing, hereby waive, from and after the Closing, to the fullest extent permitted by law, and all other rights, claims and causes of action they may have against one another under this Agreement and in connection with the transactions contemplated hereby.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1           Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           By the mutual written agreement of Buyer and Seller;

(b)           By either Buyer or Seller, if (i) the Closing has not occurred by December 31, 2004 (which date may be extended by the mutual written consent of Buyer and Seller); except that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder or other breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; (ii) there shall be in effect a final nonappealable order, decree or ruling of a federal or state court preventing consummation of the transactions contemplated hereby; or (iii) there shall be any legal requirement enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of the transactions contemplated hereby illegal;

(c)           By Buyer, if Buyer Group is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and (i) the Seller has not cured such breach within ten (10) days after notice of such breach has been given by Buyer to Seller in accordance with Section 10.1 (provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured) and (ii) if not cured within the timeframe in clause (i), one or more of the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied at or prior to the Closing; or

(d)           By Seller, if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer Group and (i) Buyer Group has not cured such breach within ten (10) days after notice of such breach has been given by Seller to Buyer in accordance with Section 10.1; (provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured) and (ii) if not cured within the timeframe in clause (i), one or more of the conditions set forth in Section 7.1 or Section 7.2(l) would not be satisfied at or prior to the Closing.

9.2           Procedure and Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its Affiliates, officers, directors or stockholders; except that each party shall remain liable for any breaches of this Agreement prior to its termination (except that Seller will not remain liable to Buyer in any respect if Buyer terminates this Agreement pursuant to Sections 9.1(b) or (c) due to any breach by Seller of its representations and warranties hereunder) and the provisions of Section 6.5 (Confidentiality), Section 6.10 (Public Disclosure), Article X and this Section 9.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.  In addition, Buyer shall immediately return to the Seller any Confidential Information (as defined in the Nondisclosure Agreement) relating to the Business or the Acquired Assets in the possession of the Buyer Group or their agents.

9.3           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties against whom enforcement is sought.

9.4           Extension; Waiver.  At any time prior to the Closing, Buyer Group, on the one hand, and each Member, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom enforcement is sought.

ARTICLE X

GENERAL PROVISIONS

10.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally or by commercial delivery service, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)       if to Buyer Group, to:

WatchMark Corp.

13431 NE 20th Street

Bellevue, Washington 98005

Attention: Chief Financial Officer

Facsimile No.: (425) 378-8971

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

Attention: Patrick J. Schultheis

Facsimile No.: (206) 883-2699

(b)      if to any Member, to:

ADC Telecommunications, Inc.

Office of the General Counsel

13625 Technology Drive

Eden Prairie, MN 55344

Facsimile No.: (952) 917-0893

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, Minnesota 55402

Attention: Timothy J. Scallen, Esq.

Facsimile No.: (612) 607-7100

10.2         Expenses.  All fees and expenses incurred in connection with this Agreement and the Collateral Agreements including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party hereto, in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.  Each Member shall ensure that no Acquired Subsidiary incurs any fee, expense or other cost associated with this Agreement or the transactions contemplated hereby.

10.3         Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Transition Services Agreement, the Collateral Agreements, the Seller Disclosure Letter, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and thereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.  Notwithstanding the foregoing, the Buyer may, at its option, assign its rights and obligations under this Agreement and the Collateral Agreements to any of Buyer’s Subsidiaries, provided, however, in no event will such assignment release the Buyer from its rights and obligations under this Agreement.

10.4         Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5         Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of Delaware, in connection with any matter based upon or arising out of this Agreement, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction, venue and such process.

10.7         Specific Performance.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.9         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.10       No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other.  No party will hold itself out as having any authority or relationship in contravention of this Section 10.10.

10.11       Absence of Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, Affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

10.12       Representation by Counsel.  Each party hereto represents and agrees that it has been represented by counsel of its own choosing during the negotiation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or documents.  The authorized officers of each party have carefully read and fully understand this Agreement in its entirety, have had it fully explained to them by such party’s respective counsel, and are fully aware of the contents and meaning, intent and legal effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer and Seller have caused this Asset Purchase Agreement to be signed as of the date first written above.

“BUYER”	WatchMark Corp.
a Delaware corporation

	By:	/s/ John Hansen
John Hansen
Chief Executive Officer

“SELLER”	ADC Telecommunications, Inc.
a Minnesota corporation

	By:	/s/ Robert E. Switz
Robert E. Switz
Chief Executive Officer

Signature Page to Acquisition Agreement